SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
The Sportsman’s Guide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required. ☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:
                            Common stock, par value $0.01 per share

       (2) Aggregate number of securities to which transaction applies:
                            7,327,577 shares of common stock outstanding as of May 31, 2006
                            1,756,751 options to purchase shares of common stock as of May 31, 2006

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                            $31.00 per share

       (4) Proposed maximum aggregate value of transaction:
                            $227,154,887 for shares of common stock outstanding
                            $37,490,222 for options to purchase shares of common stock

                            Total consideration $264,645,109
The filing fee was determined by adding (x) the product of (i) the number of shares of common stock that are proposed to be acquired in the merger and (ii) the merger consideration of $31.00 in cash per share, plus (y) the amount expected to be paid to holders of options to purchase shares of common stock which is the difference between the exercise price of the options and the $31.00 per share price. The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the total consideration by 0.000107

       (5) Total fee paid:
                            $28,317

       ☐    Fee paid previously with preliminary materials.

       ☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                    ], 2006
To Our Shareholders:
      You are cordially invited to attend a special meeting of the shareholders of The Sportsman’s Guide, Inc., a Minnesota corporation (the “Company”), which will be held at the Company’s executive offices located at 411 Farwell Avenue, South St. Paul, Minnesota on [                    ,                    ], 2006, at [                    ], local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the acquisition of the Company by VLP Corporation, a wholly owned subsidiary of Redcats USA, Inc., pursuant to the Agreement and Plan of Merger dated as of May 4, 2006 among VLP, Panther Subcorp, Inc., a wholly owned subsidiary of VLP, and the Company.
      The merger agreement provides for, among other things, the merger of Panther Subcorp, Inc. with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of VLP Corporation. If the merger is completed, you will be entitled to receive $31.00 in cash, without interest, for each share of common stock you own, unless you have properly exercised your dissenter’s rights under Minnesota law.
      The board of directors has unanimously approved the merger and the merger agreement, and has determined that the merger is fair to and in the best interests of the Company and its shareholders. Accordingly, the board of directors recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement.
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the proxy statement carefully because it explains the proposed merger and other related matters, including the conditions to the completion of the merger.
      Under the Company’s Article of Incorporation, the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock, provided that no more than 40% of the outstanding shares of common stock are voted against approval of the merger agreement. Accordingly, your vote is very important.
      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.
      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your continued support.

By Order Of The Board Of Directors

Charles B. Lingen, Secretary
South St. Paul, Minnesota
[                    ], 2006
      This proxy statement is dated [                    ], 2006 and is first being mailed to shareholders on or about [                    ], 2006.
      Only holders of record of the Company’s common stock at the close of business on [                    ], 2006 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

THE SPORTSMAN’S GUIDE, INC.
411 Farwell Avenue
South St. Paul, Minnesota 55075
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
[                    ], 2006
TO THE SHAREHOLDERS:
      A special meeting of shareholders of The Sportsman’s Guide, Inc. a Minnesota corporation (the “Company”), will be held on [                    ,                     , 2006, at                     ., local time], at the Company’s executive offices located at 411 Farwell Avenue, South St. Paul, Minnesota, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of May 4, 2006 among VLP Corporation, a Delaware corporation, Panther Subcorp, Inc., a Minnesota corporation (“Merger Sub”) and a wholly owned subsidiary of VLP Corporation, and the Company, as it may be amended from time to time to time, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of VLP Corporation. Upon completion of the merger, each share of the Company’s common stock (other than shares held by shareholders who perfect their dissenter’s rights under Minnesota law) will be converted into the right to receive $31.00 in cash, without interest.

2. To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Agreement and Plan of Merger.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      The Company has one class of voting securities outstanding, namely Common Stock, par value $0.01 per share. Only holders of the Company’s common stock at the close of business on [                    ], 2006 are entitled to notice of the special meeting and to vote at the meeting.
      Your vote is important, regardless of the number of shares you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock and no more than 40% of the outstanding shares of common stock may be voted against the merger. The proposal to adjourn the meeting, if necessary or appropriate, requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes are not considered affirmative votes and therefore will not be counted either as votes for or opposed to the merger agreement or any proposal to adjourn the special meeting.
      If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares of the Company’s common stock will not be counted for the purposes of determining whether a quorum is present at the meeting. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person at the special meeting.
      Shareholders of the Company who do not vote in favor of the approval of the merger agreement will have the right to demand the fair value of their shares if the merger is completed, but only if they comply with all of the requirements of the laws of the State of Minnesota, which are summarized in the accompanying proxy statement.

By Order Of The Board Of Directors

Charles B. Lingen, Secretary
South St. Paul, Minnesota
                    , 2006

ii

THE SPORTSMAN’S GUIDE, INC.
411 Farwell Avenue
South St. Paul, Minnesota 55075
PROXY STATEMENT
Special Meeting of Shareholders
To be Held [                    ], 2006
      The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to carefully read this proxy statement in its entirety, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.
      Unless we otherwise indicate or unless the context requires otherwise: all references in this document to “Company,” “we,” “our,” and “us” refer to The Sportsman’s Guide, Inc. and its subsidiaries; all references to “Parent” and “VLP Corporation” refer to VLP Corporation; all references to “Merger Sub” refer to Panther Subcorp, Inc.; all references to Redcats USA refer to Redcats USA, Inc.; all references to “merger agreement” refer to the Agreement and Plan of Merger dated as of May 4, 2006 among the Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this document; all references to the “merger” refer to the merger contemplated by the merger agreement and all references to “Common Shares” refer to the shares of the Company’s common stock, $0.01 per share.
Summary Term Sheet
     • The Parties to the Merger Agreement.
      The Sportsman’s Guide, Inc. The Company, headquartered in South St. Paul, Minnesota, is a multi-channel direct marketer of value-priced outdoor gear, general merchandise and golf equipment and accessories. We currently have two reportable business segments, The Sportsman’s Guide, or TSG, our original business, and The Golf Warehouse, or TGW, acquired in 2004. TSG markets and sells value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through catalogs and two ecommerce websites, www.sportsmansguide.com and www.bargainoutfitters.com. TGW markets and sells name-brand golf equipment, baseball/softball equipment, apparel and accessories through catalogs, one retail store and three ecommerce websites, www.TGW.com, www.baseballsavings.com and www.softballsavings.com.
      Panther Subcorp, Inc. Panther Subcorp, Inc. is a corporation incorporated under the laws of the State of Minnesota on April 13, 2006 for the sole purpose of completing the merger with the Company. Panther Subcorp, Inc. is a wholly owned subsidiary of Parent.
      VLP Corporation. Parent is a Delaware corporation that is a wholly owned subsidiary of Redcats USA, Inc. Redcats USA is a leading catalog and online marketer of apparel and home products, operating in North America. Its primary brands are Chadwick’s®, Roaman’s®, Jessica London®, KingSize® and BrylaneHome®. Redcats USA is a wholly owned indirect subsidiary of Redcats S.A. (together with its subsidiaries, the “Redcats Group”). The Redcats Group is the world’s third largest catalog and online group in apparel and home products operating in 26 countries, through 17 brands with a staff of 20,000 associates and a turnover of 4.37 billion euros in 2005. The Redcats Group is a member of the PPR group of companies. The shares of PPR S.A. are listed on Euronext Paris (# 121485, PRTP.PA, PPFP). For more information, please visit www.ppr.com.

•	The Merger Agreement. You are being asked to consider and vote upon the approval of a merger agreement providing for the acquisition of the Company by Parent pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, each outstanding Common Share (other than shares held by a shareholder who perfects dissenter’s rights under Minnesota law) will be converted into the right to receive $31.00 in cash, without interest. See “The Merger Agreement” beginning on page 28.

•	Timing and Likelihood of Closing. We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed promptly following approval of the merger agreement at the special meeting, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. See “The Merger — Conditions to the Completion of the Merger” beginning on page 36. If any of the conditions in the merger agreement are not satisfied, the merger agreement may be terminated and the merger would not be completed.

•	Merger Consideration. Upon completion of the merger, unless you perfect your dissenter’s rights under Minnesota law, you will be entitled to receive $31.00 in cash, without interest, for each Common Share that you own, less any applicable withholding taxes. See “The Merger Agreement — Merger Consideration” on page 29. Each holder of an option to acquire Common Shares will also be entitled to receive the merger consideration less the exercise price of such option and less any applicable withholding taxes. See “The Merger Agreement — Treatment of Options to Acquire Common Shares” beginning on page 29.

•	Board Recommendation. Our board of directors by unanimous vote recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement. See “The Merger — Recommendation of the Company’s Board of Directors” on page 17.

•	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. In connection with the merger agreement, the Company’s board of directors received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that, as of May 4, 2006, the $31.00 per share to be received by the holders of Common Shares in the merger was fair to such holders from a financial point of view. The full text of the Houlihan Lokey opinion dated May 4, 2006 is attached to this proxy statement as Annex B. The Company and its board of directors encourage shareholders to carefully read the Houlihan Lokey opinion in its entirety. The Houlihan Lokey opinion was provided to the Company’s board of directors in connection with its consideration of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any shareholder should vote on the merger or any matter relevant to the merger agreement. See “The Merger — Opinion of Houlihan Lokey Howard & Zukin” beginning on page 17 and Annex B.

•	Record Date, Quorum and Voting Power. You are entitled to vote at the special meeting if you owned Common Shares at the close of business on [ ], 2006, the record date for the special meeting. Each outstanding Common Share on the record date is entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [ ] Common Shares outstanding and entitled to vote at the special meeting. A quorum is present at the special meeting if the holders of at least 40% of the outstanding Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. See “The Special Meeting — Record Date, Quorum and Voting Power” on page 10.

•	Shareholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the outstanding Common Shares must vote “FOR” the approval of the merger agreement and no more than 40% of the outstanding Common Shares may be voted against the merger agreement. See “The Special Meeting — Required Vote” on page 11.

•	Share Ownership of Directors and Executive Officers. As of [ ], 2006, the record date for the special meeting, the current directors and executive officers of the Company held and are entitled to vote, in the aggregate, 38,227 Common Shares (excluding shares subject to options), representing approximately 0.52% of the outstanding Common Shares. Each of our directors and executive officers has informed the Company that he intends to vote all of his Common Shares “FOR” the approval of the merger agreement. See “The Special Meeting — Voting by Directors and Executive Officers” on page 11.

•	Material U.S. Federal Income Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the cash you receive in the merger and the adjusted tax basis in the Common Shares you surrender in the merger. Because determining the tax consequences of the merger can be complicated, we urge you to consult your own tax advisor regarding the particular tax consequences of the merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 26.

•	Dissenter’s Rights of Appraisal. The laws of the State of Minnesota provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and with dissenter’s rights in relation to the value of your Common Shares in the context of the merger. This means that you are entitled to have the fair value of your Common Shares determined by a court proceeding and to receive payment based on that valuation. The ultimate amount you receive for your shares as a dissenting shareholder in a dissenter’s proceeding may be more, less or the same as the amount you would have received under the merger agreement. Your failure to follow exactly the procedures specified under the laws of the State of Minnesota will result in the loss of your dissenter’s rights. See “Dissenter’s Rights of Appraisal” beginning on page 39 and Annex C, Section 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

Questions and Answers about the Special Meeting and the Merger

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s shareholders will be held at [ ].m., local time, on [ , ], 2006, at the Company’s executive offices located at 411 Farwell Avenue, South St. Paul, Minnesota.

Q:	What matters will I vote on at the special meeting?

A:	You will vote:

•	“for” or “against” the approval of the merger agreement pursuant to which the Company will become a wholly owned subsidiary of VLP Corporation and each Common Share (other than shares held by a shareholder who perfects dissenter’s rights under Minnesota law) will be converted into the right to receive $31.00 in cash;

•	“for” or “against” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger during the third quarter of this year.

Q:	What vote of shareholders is required to approve the merger agreement?

A:	Shareholders as of the close of business on the record date for the special meeting, [ , 2006], holding a majority of the outstanding Common Shares must vote “FOR” the approval of the merger agreement and no more than 40% of the outstanding Common Shares may be voted “AGAINST” approval of the merger agreement.

Q:	What vote of shareholders is required to adjourn the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the shares present in person or by proxy at the meeting.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on [ ], 2006, the record date for the special meeting, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, [ ] Common Shares, held by approximately [ ] shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote for each share you own.

Q:	What does it mean if I get more than one proxy card?

A:	If you have Common Shares that are registered in different names and/or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold Common Shares in certificated form), you may vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by your broker, bank or other nominee with this proxy statement.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before the voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from your broker, bank or other nominee giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee directly.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding Common Shares must be present for the special meeting to be held. A quorum is present if the holders of at least 40% of the outstanding Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted. If your broker, bank or other nominee fails to contact you, you should contact your broker, bank or nominee directly.

Q:	How are votes counted?

A:	For the proposal relating to the approval of the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. Shareholders as of the close of business on the record date holding at least a majority of the outstanding Common Shares must vote “FOR” the approval of the merger agreement and no more than 40% of the outstanding shares may be voted “AGAINST” approval of the merger agreement for us to complete the merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not count as votes cast on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding Common Shares that are present in person or by proxy at the special meeting and entitled to vote.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal or for the purpose of determining whether a quorum is present.

Q:	Is it important for me to vote?

A:	Yes, since we cannot complete the merger without a quorum (as described above) of the holders of the outstanding Common Shares present at the special meeting and the affirmative vote in favor of the merger agreement by the holders of a majority of the outstanding Common Shares, without 40% of the outstanding Common Shares voting “AGAINST” approval of the merger agreement.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and has agreed to pay D.F. King & Co., Inc. a fee not expected to exceed $12,500 for these services, plus reimbursement of reasonable out-of-pocket expenses.

Q:	Should I send in my share certificates now?

A:	No. Assuming the merger is completed, you will receive, shortly thereafter, a letter of transmittal with instructions informing you how to send your share certificates to the exchange agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange the Company share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact our Investor Relations Department at 411 Farwell Avenue, South St. Paul, Minnesota 55075, by telephone at 651-306-3929 or by email at IR@sportsmansguide.com.

SUMMARY
Financing by Parent of Merger and Related Transactions (Page 24)
      Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and payment of the aggregate amount payable to the holders of options) will be approximately $265 million, which is expected to be funded by cash, available lines of credit and/or other sources of immediately available funds. The consummation of the merger and the related transactions are not subject to any conditions related to the obtaining of financing.
Treatment of Options to Acquire Common Shares (Page 29)
      On the closing date, each option to acquire Common Shares outstanding at the end of the day immediately before the closing date under the 1991 Incentive Stock Option Plan, the 1994 Non-Qualified Performance Option Plan, the 1996 Stock Option Plan, as amended, the 1999 Stock Option Plan, and the 2004 Stock Incentive Plan will become fully vested and will be converted into the right to receive an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of Common Shares subject to such option and (ii) the excess of $31.00 over the per share exercise price of such option.
Regulatory and Other Governmental Approvals (Page 27)
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the Federal Trade Commission on May 31, 2006. The waiting period is 30 days after both parties have filed the notification forms, unless the Federal Trade Commission terminates the waiting period earlier or if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request.
      Except as noted above with respect to the required filings under the HSR Act and the filing of the articles of merger with the Secretary of State of Minnesota at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.
Certain Effects of the Merger (Page 23)
      At the effective time, all assets of every description and the business of each of the Company and Merger Sub shall vest in the Company, as the surviving corporation, and all debts, claims, liabilities and obligations of each of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the surviving corporation, all as provided under the Minnesota Business Corporation Act.
Conversion of Shares; Payment Procedures (Page 29)
      As soon as practicable after the effective time of the merger, an exchange agent designated by Parent, and approved by the Company, will mail a letter of transmittal and instructions to all shareholders of the Company. The letter of transmittal and instructions will tell you how to surrender your Common Shares in exchange for the merger consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the exchange agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Page 33)
      The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and our ability to change or withdraw our recommendation of the merger agreement. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement — No Solicitation”), so long as the Company complies with the terms of the merger agreement. The board of directors may also withdraw its recommendation of the merger agreement if it concludes that doing otherwise would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders. In the event that the Company terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal, the Company is required to pay to Parent a termination fee of $9,250,000 plus reimbursement of reasonable out-of-pocket costs, fees and expenses not to exceed $2,750,000.
Conditions to Completion of the Merger (Page 36)
      Before the Company can complete the merger, a number of conditions must be satisfied (or waived by Parent or the Company, as appropriate, to the extent permitted by law). These include, among others:

•	the approval of the merger agreement by the Company’s shareholders;

•	the absence of any law or order by any governmental authority which prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the HSR Act;

•	the truth and correctness of the Company’s, Parent’s and Merger Sub’s representations and warranties, subject to certain qualifications;

•	the performance, in all material respects, by each of the Company Parent, and Merger Sub of its obligations under the merger agreement;

•	no “material adverse effect” having occurred with respect to the Company; and

•	the absence of certain legal proceedings instituted by a governmental authority that have a reasonable likelihood of success, as described in the merger agreement.
Termination of the Merger Agreement (Page 37)
      Upon the occurrence of various events specified in the merger agreement, including, among other things:

•	the mutual agreement of the Company and Parent;

•	the existence of any law or final order preventing the merger;

•	the failure to consummate the merger by September 30, 2006;

•	the failure of the Company’s shareholders to approve the merger agreement;

•	the determination of our board of directors to withdraw, modify or change its recommendation of the merger or the failure by our board of directors to affirm its recommendation of the merger at the request of Parent or if we breach our obligations under the no solicitation provision of the merger agreement;

•	the decision by the Company to enter into an agreement related to a superior proposal;

•	a breach of any party’s obligations under the merger agreement which is not cured within a specified cure period; or

•	the existence of a law or governmental order prohibiting the merger,

      Parent or the Company may terminate the merger agreement.
Termination Fee and Expenses (Page 37)
      If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of up to $9,250,000 (plus reimbursement of up to $2,750,000 of reasonable costs, fees and expenses) to Parent.
Interests of Certain Persons in the Merger (Page 24)
      In considering the recommendation of the board of directors to vote “FOR” the approval of the merger agreement, the Company’s shareholders should be aware that some of the Company’s executive officers and members of its board of directors may have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally and that may present them with actual or potential conflicts of interest. The members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved. These differing interests include the following arrangements:

•	Accelerated vesting of unvested stock options held by the Company’s executive officers in connection with the cancellation and settlement of all stock options as part of the merger;

•	Employment agreements between the Company and its executive officers that, among other things, would provide severance benefits upon termination of employment in certain instances;

•	Payments following the consummation of the merger to two directors of the Company in recognition of past service, and payment of full 2006 fees to the Company’s directors; and

•	Certain indemnification rights of the Company’s directors and executive officers.
Market Prices of the Company’s Common Shares (Page 39)
      The Common Shares are traded on the NASDAQ National Market under the trading symbol “SGDE.” The closing sale price of a Common Share on May 4, 2006, which was the last trading day before the announcement of the execution of the merger agreement, was $27.00 per share. The average trading price of a Common Share over the prior three-month period was approximately $25.80. On [                    ], 2006, which was the last trading day before the date of this proxy statement, the Common Shares closed at [$          ] per share.
Dissenter’s Rights of Appraisal (Page 39 and Annex C)
      The laws of Minnesota provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and with appraisal rights in relation to the value of your Common Shares in the context of the merger. This means that you are entitled to have the fair value of your shares determined by a court and to receive payment based on that valuation. The ultimate amount you receive for your shares as a dissenting shareholder in an appraisal proceeding may be more, less than, or the same as the amount you would have received under the merger agreement.
      To exercise your dissenter’s rights, you must submit written notice of your intent to demand the fair value of your Common Shares to the Company before the vote is taken on the merger agreement and you must not vote in favor of the approval of the merger agreement. Your failure to follow exactly the procedures specified under the laws of Minnesota will result in the loss of your dissenter’s rights.
      A copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is attached to this proxy statement as Annex C.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the overall level of consumer spending on outdoor recreation, particularly camping, golf, and hunting;

•	the financial strength of the retail industry generally and the Company’s customers, in particular;

•	changes in trends in the market segments and geographic areas in which the Company competes;

•	the level of demand for the Company’s products;

•	actions by existing or new competitors;

•	changes in currency and interest rates;

•	changes in applicable tax laws, regulations and treaties;

•	changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products;

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval and regulatory approvals;

•	the uncertainty surrounding the merger, including the Company’s ability to retain employees, suppliers or customers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	the other risks and uncertainties set forth in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
THE PARTIES TO THE MERGER AGREEMENT
The Sportsman’s Guide, Inc.
      We are a corporation incorporated under the laws of the State of Minnesota with our principal executive offices at 411 Farwell Avenue, South St. Paul, Minnesota 55075. Our telephone number is 651-451-3030. We are a multi-channel direct marketer of value-priced outdoor gear, general merchandise and golf equipment/ accessories. We market our high-quality products through catalogs and ecommerce websites. We currently have two reportable business segments, The Sportsman’s Guide, or TSG, our original business, and The Golf Warehouse, or TGW, acquired in 2004. TSG markets and sells value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through catalogs and two ecommerce websites, www.sportsmansguide.com and www.bargainoutfitters.com. TGW markets and sells name-brand golf equipment, baseball/softball equipment, apparel and accessories through catalogs, one retail store and three ecommerce websites, www.TGW.com, www.baseballsavings.com and www.softballsavings.com.
Panther Subcorp, Inc.
      Panther Subcorp, Inc., which we refer to as Merger Sub, is a Minnesota corporation incorporated under the laws of Minnesota on April 13, 2006 for the sole purpose of completing the merger with the Company. Merger Sub is a wholly owned subsidiary of VLP Corporation. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is c/o Redcats USA, 463 Seventh Avenue, New York, New York, 10018 (Attention: Chief Executive Officer) and its telephone number is 212-613-9500.
VLP Corporation
      VLP Corporation, which we refer to as Parent, is a Delaware corporation and wholly owned subsidiary of Redcats USA, Inc. The business address of Parent is c/o Redcats USA, 463 Seventh Avenue, New York, New York (Attention: Chief Executive Officer) and its telephone number is 212-613-9500. Redcats USA is a leading catalog and online marketer of apparel and home products, operating in North America. Its primary brands are Chadwick’s®, Roaman’s®, Jessica London®, KingSize® and BrylaneHome®. Redcats USA is a member of the Redcats Group. The Redcats Group is the world’s third largest catalog and online group in apparel and home products operating in 26 countries, through 17 brands with a staff of 20,000 associates and a turnover of 4.37 billion euros in 2005. The Redcats Group is a member of the PPR group of companies. The shares of PPR S.A. are listed on Euronext Paris (# 121485, PRTP.PA, PPFP). For more information, please visit www.ppr.com.
THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders to be held on [                    ], 2006, starting at [                    ].m., local time, at our principal executive offices, 411 Farwell Avenue, South St. Paul, Minnesota. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement, approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement, and to act on such other matters and transact such other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about [                    ], 2006.
Record Date, Quorum and Voting Power
      The holders of record of Common Shares at the close of business on [                    ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [                    ] Common Shares issued and outstanding, all of which are entitled to be voted at the special meeting.
      Each outstanding Common Share on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.
      A quorum of the holders of the outstanding Common Shares must be present for the special meeting to be held. A quorum is present if the holders of at least 40% of the Common Shares entitled to vote are present at the meeting, either in person or represented by proxy. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will need to be established at the reconvened meeting.
Required Vote
      For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the outstanding Common Shares must vote in favor of approval of the merger agreement and no more than 40% of the outstanding Common Shares may vote against the approval of the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of shares present at the special meeting in person or by proxy.
      In order for your Common Shares to be included in the vote, if you are a registered shareholder (that is, if you hold your shares in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or you may vote in person at the special meeting.
      If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee directly and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to approve the merger, but abstentions will count for the purpose of determining whether a quorum is present.
Voting by Directors and Executive Officers
      As of [                    ], 2006, the record date for the special meeting, the current directors and executive officers of the Company held and are entitled to vote, in the aggregate, 38,227 Common Shares (excluding shares subject to options), representing approximately 0.52% of the outstanding Common Shares. Each of our directors and executive officers has informed the Company that he intends to vote all of his shares “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. None of our directors or executive officers has entered into any voting agreements relating to the merger.
Proxies; Revocation
      If you vote your Common Shares by signing a proxy, your shares will be voted at the special meeting in accordance with the instructions given on your proxy card. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.
      You may revoke or change your proxy at any time before it is voted. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	voting in person at the special meeting.
      Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street” name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

      The Company does not expect that any matter other than the proposal to approve the merger agreement and the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, will be brought before the special meeting. If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares for which they hold proxies in accordance with their best judgment.
      Shareholders should NOT send share certificates with their proxy cards. If the merger is completed, shareholders will be mailed a transmittal letter form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.
Expenses of Proxy Solicitation
      The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.
      The Company has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and has agreed to pay D.F. King & Co., Inc. a fee not expected to exceed $12,500 for these services, plus reimbursement of reasonable out-of-pocket expenses.
Adjournments
      Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then a majority of the Common Shares present in person or represented by proxy at the special meeting may adjourn the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the shareholders of the Company who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment, in the manner described above.
THE MERGER
Background of the Merger
      The Company’s business was started in 1970. Originally limited to a small selection of merchandise targeted to the deer hunter, the Company’s product offerings and marketing efforts have evolved over time to a broader range of merchandise intended to appeal to those interested in pursuing and living the outdoors lifestyle in general and the value-oriented outdoorsman in particular.
      In 1992, the Company began its value-pricing strategy of offering outdoor equipment and supplies at discount prices, later adding government surplus, manufacturer’s close-outs and other merchandise lines. In 1994, the Company began to publish specialty catalogs, allowing it to utilize a customized marketing plan to individual customer groups. The Sportsman’s Guide’s online retail store was launched in 1998 with sales generated through the Internet growing rapidly since that time, accounting for over 48% of TSG’s total catalog and Internet sales for 2005. In 2000, the Company began to aggressively promote and sell the Buyer’s Club membership program, including the development of unique catalogs promoted to Buyer’s Club members only, allowing the Company to maximize sales and profitability from its best customers. In 2004, the Company acquired The Golf Warehouse, an on-line and catalog retailer of golf equipment, baseball/softball equipment, apparel and accessories.
      These marketing, operational and strategic initiatives have contributed to significantly improved financial performance since 2000. The Company’s net sales have increased from $154.8 million in 2000 to $285.1 mil-

lion in 2005. Net earnings (loss) have increased from $(3.1) million in 2000 to $11.5 million in 2005 and fully diluted earnings (loss) per share have increased from $(0.44) per share in 2000 to $1.38 per share in 2005.
      The Company’s strategic direction has been internal growth of its existing businesses and growth through acquisition, such as the acquisition of The Golf Warehouse in 2004. Since 2004, the Company has been actively seeking other acquisition opportunities, but none of the potential acquisition candidates have presented an appropriate opportunity for the Company and accordingly, the Company has not made an acquisition since 2004.
      The Company has occasionally received informal inquiries from entities expressing an interest in exploring a possible business combination with or acquisition of the Company. The Company treated these indications of interest seriously and appropriately explored the opportunities. For various reasons, none of these indications of interest led to a credible acquisition proposal for the Company. The reasons included, among others, the Company’s financial performance, insufficient synergies achievable in a business combination, the unique nature of the Company’s catalogs, websites and product mix, and concerns about the Company’s sale of ammunition. Accordingly, prior to January 2006, the Company had not received any credible acquisition proposal from a prospective strategic or financial buyer.
      In early January 2006, Gregory R. Binkley, our President and Chief Executive Officer, together with William T. Sena, our Chairman of the Board, were contacted on behalf of Redcats USA, concerning a possible transaction or long-term alliance. On January 6, 2006 and on January 20, 2006, the Company entered into confidentiality agreements with Redcats USA. Subsequent to that initial contact, Mr. Binkley and/or Mr. Sena met with Redcats USA representatives on three occasions, two in New York City and one at the Company’s offices. Redcats USA indicated in these meetings that it wanted to grow its U.S. business by entering a new market, had identified the outdoors market and was interested in the Company. Redcats USA also indicated that it was interested in pursuing a possible transaction with the Company only if the Company’s management was fully committed to the transaction.
      Following the three meetings with Redcats USA representatives, a meeting of the board of directors of the Company was held via telephone conference call on Wednesday, February 22, 2006 to discuss Redcats USA’s interest in the Company. Directors present were Gregory R. Binkley, Charles B. Lingen, William T. Sena, Gary Olen, Jay A. Leitch, Darold D. Rath and Ronald G. Olson, constituting all the directors. Also in attendance was legal counsel for the Company. Mr. Binkley provided the board of directors general information regarding Redcats USA and the nature of the discussions with Redcats USA.
      By letter dated February 27, 2006, Redcats USA made an unsolicited offer to acquire the Company. Redcats USA submitted a non-binding preliminary indication of interest to acquire the Company for a value of $30.00 per share, in a cash merger transaction, subject to satisfactory completion of due diligence and negotiation of definitive documentation. There was no financing contingency to the acquisition proposal. Redcats USA would require the Company’s senior management to enter into mutually satisfactory employment agreements with Redcats USA.
      The board of directors met on March 2, 2006 to discuss the offer. All directors were present either in person or by telephone. Also in attendance were John M. Casler, Executive Vice President of Merchandising, Marketing and Creative Services, legal counsel for the Company and, by invitation, representatives of Sena Weller Rohs Williams LLC and Reynolds, DeWitt & Co.
      The board of directors discussed the proposal and the $30.00 per share value. The board reviewed information on recent acquisition transactions, internal valuations and comparable company financial information. Management provided the board of directors an update on the status of the Company’s business. Overall, the directors felt that timing was favorable to pursue the acquisition proposal and that $30.00 per share was a fair price, noting the proposal was an initial offer. Following further discussions, the board of directors unanimously authorized Mr. Binkley and Mr. Sena to present a written counteroffer of $34.00 per share to Redcats USA.
      By letter dated March 3, 2006, Mr. Sena and Mr. Binkley on behalf of the Company made a counteroffer of $34.00 per share to Redcats USA.

      On March 8, 2006, Redcats USA, in response to the Company’s counteroffer, submitted a revised non-binding proposal to acquire the Company for a value of $31.00 per share, in a cash merger transaction, subject to satisfactory completion of a comprehensive due diligence investigation and negotiation of mutually acceptable definitive documentation, provided the Company execute a 30-day exclusivity letter and the board of directors and management fully support the proposed transaction. The aggregate equity value of the transaction would be $264.6 million, consisting of $226.9 million to acquire all outstanding Common Shares, plus $37.7 million to cash out outstanding stock options. Redcats USA’s revised proposal stated that the indicated price per share represented a 22.9% premium to the closing price of $25.22 on March 7, 2006, a 27.1% premium over the then three month average trading price of $24.39 and a 40.8% premium over the then 12-month average trading price of $22.02.
      A meeting of the board of directors was held via telephone conference call on March 9, 2006 to discuss the revised offer. All directors, along with legal counsel for the Company, were present. Following discussions and deliberations, the board of directors unanimously approved proceeding with Redcats USA’s revised $31.00 per share proposal. The Company communicated to Redcats USA on March 9, 2006 that it was willing to proceed based on Redcats USA’s revised proposal and Redcats USA commenced its due diligence investigation of the Company.
      On April 10, 2006, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel for Redcats USA and Parent, delivered to Chernesky, Heyman & Kress P.L.L. (“CHK”), counsel for the Company, an initial draft of the merger agreement. Between April 10 and May 4, 2006, Wachtell Lipton and CHK negotiated and finalized the terms of the merger agreement. During this period, revised employment agreements with the Company’s executive officers were finalized. On April 11, 2006, the Company retained Houlihan Lokey to render an opinion as to the fairness of the consideration to be received by shareholders of the Company in the merger from a financial point of view.
      A meeting of the board of directors was held via telephone conference call on May 2, 2006 to discuss the status of the negotiation of the merger agreement. All directors were present along with legal counsel.
      On May 4, 2006, the board of directors met at the Company’s executive offices to consider the proposed transaction. All directors were present in person or by telephone. Also in attendance were CHK, legal counsel for the Company, and a representative of Houlihan Lokey.
      At the meeting, the Houlihan Lokey representative delivered to the board the opinion of Houlihan Lokey that, as of that date, the consideration to be received by the Company’s shareholders in the merger was fair to such shareholders from a financial point of view. Legal counsel reviewed the terms of the merger agreement, the employment agreements for the Company’s senior executive officers requested by Redcats USA and the other terms of the transaction.
      After consideration and deliberation, the board unanimously voted to approve the merger agreement and the proposed merger and to recommend that the Company’s shareholders approve the merger agreement at a special meeting.
      Following the board meeting, the merger agreement, the employment agreements for the executive officers and other transaction documents were executed and delivered. The following morning, the Company and Redcats USA issued a press release announcing the transaction.
Reasons for the Merger
      After careful consideration, the Company’s board of directors, by unanimous vote, approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of the Company and its shareholders. In the course of reaching its decision to approve and adopt the merger agreement and the merger, the Company’s board of directors consulted with the Company’s legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	the board of directors’ familiarity with, and presentations by the Company’s management regarding, the business, operations, properties and assets, financial condition, business strategy and prospects of the Company, as well as the risks involved in the Company’s strategies and in achieving those prospects, the nature of the industry in which the Company competes, industry trends, and general economic and market conditions, both on an historical and on a prospective basis;

•	the potential shareholder value that could be expected to be generated from the various strategic alternatives available to the Company and the risks associated with executing such strategic alternatives and achieving such potential values (including the fact that the Company has not identified appropriate acquisition candidates since 2004);

•	its belief that the merger was more favorable to shareholders than the other strategic alternatives reasonably available to the Company and its shareholders;

•	the opinion dated May 4, 2006 of Houlihan Lokey to the board of directors that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the $31.00 per share to be received by shareholders pursuant to the merger agreement was fair to such holders from a financial point of view. The full text of the Houlihan Lokey opinion, dated May 4, 2006, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Houlihan Lokey in rendering its opinion, is attached to this proxy statement as Annex B. The Company and its board of directors encourage shareholders to carefully read the Houlihan Lokey opinion in its entirety, as well as the section below entitled “The Merger — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”;

•	the financial and other terms and conditions of the merger agreement (see “The Merger Agreement”) and the fact that they were the product of arm’s length negotiations between the parties;

•	the fact that the $31.00 price being paid for each Common Share in the merger represents a premium of 14.8% over the closing sale price of $27.00 on the NASDAQ National Market on May 4, 2006, the trading day immediately prior to the date on which the Company announced the execution of the merger agreement, and a premium of 20.2% over the average trading price of the shares over the prior three-month period;

•	the fact that the merger consideration is all cash (without any financing contingency), so that the transaction allows the Company’s shareholders to immediately realize fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited alternative proposal (as defined in the section entitled “The Merger Agreement — No Solicitation”);

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement in order to approve an alternative proposal by a third party that is a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation”), upon the payment to Parent of a $9,250,000 termination fee plus reimbursement of reasonable costs, fees and expenses of up to $2,750,000 (see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee”);

•	the board of directors’ understanding, after consultation with its professional advisors, that both the $9,250,000 termination fee or portion thereof which may become payable (and the circumstances when such fee is payable) and the requirement to reimburse Parent and Merger Sub for certain reasonable costs, fees and expenses, up to a limit of $2,750,000, in the event that the merger agreement is terminated under certain circumstances are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature; and

•	the fact that Parent’s obligation to consummate the merger is not contingent upon obtaining financing.

      In addition, the Company’s board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of the Company’s shareholders. These procedural safeguards include the following:

•	the fact that, other than the customary terms of the merger agreement providing for the indemnification of, and provision of directors’ and officers’ liability insurance for, each director for six years after the effective time, and except as otherwise disclosed in the Section entitled “Interests of Certain Persons in the Merger”, the directors will not receive any consideration in connection with the merger that is different from that received by any other shareholder of the Company;

•	the fact that the Company is permitted under certain circumstances to furnish information and engage in discussions or negotiations in response to unsolicited inquiries regarding alternative proposals, and to terminate the merger agreement in order to enter into an agreement for a superior proposal; and

•	the availability of dissenter’s rights to shareholders who comply with all of the required procedures under the laws of the State of Minnesota, which allows such holders to seek appraisal of the fair value of their shares as determined by a court proceeding (see “Dissenter’s Rights of Appraisal” and Annex C).
      The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner, or at all, and the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that an all cash transaction generally would be a taxable transaction to the Company’s shareholders for U.S. federal income tax purposes;

•	the fact that the Company’s shareholders will lose the opportunity to participate in future earnings or growth of the Company and will not benefit from future appreciation in value of the Company, if any;

•	the fact that certain officers and directors of the Company have interests that are different from, or in addition to, those of the Company’s other shareholders that may present them with actual or potential conflicts of interest;

•	the customary restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility that the $9,250,000 termination fee plus expenses of up to $2,750,000 payable by the Company under specified circumstances may discourage a competing proposal to acquire the Company.
      In the course of reaching its decision to approve the merger agreement, the Company’s board of directors did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2005 was approximately $5.73, or approximately 81.5% lower than the $31.00 per share cash merger consideration.
      The foregoing discussion summarizes the material factors considered by the Company’s board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed any negative factors. In view of the wide variety of factors considered by our board of directors, the Company’s board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The Company’s board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.
Recommendation of the Company’s Board of Directors
      After careful consideration, the Company’s board of directors by unanimous vote:

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its shareholders;

•	has approved the merger agreement; and

•	recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement.
Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
      The board of directors of the Company retained Houlihan Lokey on April 11, 2006 to render an opinion as to whether the consideration to be received by the shareholders of the Company in the merger is fair to such shareholders from a financial point of view. The board of directors chose to retain Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm continually engaged in providing investment banking and financial advisory services, including the rendering of fairness and solvency opinions, providing financial advisory and investment banking services in connection with mergers, acquisitions, leveraged buyouts, recapitalizations, financial restructurings and private placements of debt and equity securities, and performing business and securities valuations for a variety of regulatory and planning purposes. At the time of its engagement, Houlihan Lokey had no material prior relationship with the Company or its affiliates.
      The full text of Houlihan Lokey’s opinion, dated May 4, 2006, which describes, among other things, the limitations on such opinion as well as the assumptions and qualifications made, general procedures followed, and matters considered by Houlihan Lokey in its review, is attached as Annex B to this proxy statement. The summary of the Houlihan Lokey opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to carefully read the Houlihan Lokey opinion in its entirety.
      As compensation to Houlihan Lokey for its services, the Company agreed to pay Houlihan Lokey a non-refundable retainer of $100,000, an additional $150,000 upon execution of the merger agreement and an additional $150,000 upon delivery of the opinion, plus its expenses, no portion of which is contingent upon the consummation of the merger. The Company also agreed to indemnify and hold harmless Houlihan Lokey and any employee, agent, officer, director, attorney, stockholder or any person who controls Houlihan Lokey against any and all losses in connection with, arising out of, based upon, or in any way related to Houlihan Lokey’s engagement on behalf of the board of directors of the Company.
      Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections made available to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company and that the Company will perform substantially in accordance with those projections. Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based.

      Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company between the date of the most recent financial statements provided to it and the date on which it rendered its opinion, and that there was no information or fact that would make the information reviewed by it incomplete or misleading. Houlihan Lokey also assumed that the Company is not party to any material transaction, including, without limitation, any external financing, recapitalization, acquisition, merger, divestiture or spin-off (other than the merger).
      Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company or otherwise have an adverse effect on the Company. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified below will not differ in any material respect from such draft documents.
      Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor was it provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With the consent of the Company’s board of directors, Houlihan Lokey’s opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.
      Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the Company’s board of directors or any other party with respect to alternatives to the merger.
      Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, May 4, 2006.
      Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw the Houlihan Lokey opinion, or otherwise comment on or consider events occurring after May 4, 2006. Subsequent events that could materially affect the conclusions set forth in the Houlihan Lokey opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.
      Houlihan Lokey’s opinion was furnished for the use and benefit of the Company’s board of directors in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express prior written consent.
      The Houlihan Lokey opinion does not constitute a recommendation to any holder of the Company’s Common Shares as to how such shareholder should vote with respect to the merger agreement.
      The Houlihan Lokey opinion speaks only as of the date on which it was rendered and is based on the conditions as they existed and the information with which Houlihan Lokey was supplied through the date of the issuance of its opinion. The Houlihan Lokey opinion is offered without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature, which may exist or occur after such date.

      In undertaking its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of the Company’s Common Shares in connection with the merger, Houlihan Lokey did the following:

•	reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, the quarterly report on Form 10-Q for the quarter ended March 31, 2005, and management-prepared interim financial statements for the period ended March 31, 2006, which the Company’s management has identified as being the most current financial statements available;

•	met with certain members of the Company’s management regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the merger;

•	visited the Company’s corporate headquarters and warehouse facility located in South St. Paul, Minnesota;

•	reviewed the following agreements and documents:

•	Agreement and Plan of Merger by and among VLP Corporation, Panther Subcorp, Inc., a wholly-owned direct subsidiary of VLP Corporation and The Sportsman’s Guide, Inc., draft dated May 3, 2006 (the “Merger Agreement”);

•	Company Disclosure Schedule to Agreement and Plan of Merger by and among VLP Corporation, Panther Subcorp, Inc., a wholly-owned direct subsidiary of VLP Corporation, and The Sportsman’s Guide, Inc., draft dated May 3, 2006;

•	Indication of Interest presented by Redcats USA, Inc. to the Company, dated February 27, 2006;

•	Indication of Interest presented by Redcats USA, Inc. to the Company, dated March 8, 2006;

•	The Sportsman’s Guide, Inc. 2006 Restricted Stock Plan, adoption date as of March 17, 2006;

•	Minutes of The Sportsman’s Guide, Inc. Meeting of Board of Directors, dated February 22, 2006, March 2, 2006, March 9, 2006, and March 17, 2006;

•	Rights Agreement between The Sportsman’s Guide, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent, dated May 11, 1999;

•	The Sportsman’s Guide, Inc. 1991 Incentive Stock Option Plan, adoption date as of May 9, 1991;

•	The Sportsman’s Guide, Inc. 1996 Stock Option Plan, adoption date as of October 21, 1996;

•	The Sportsman’s Guide, Inc. 1999 Stock Option Plan, adoption date as of May 10, 1999;

•	Stock Option Agreement effective December 17, 2003 between The Sportsman’s Guide, Inc., a Minnesota company and Gregory R. Binkley; and

•	The Sportsman’s Guide, Inc. 2004 Stock Incentive Plan, effective date as of March 10, 2004;

•	reviewed financial forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended December 31, 2006 through 2008;

•	reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past year and those of certain publicly traded companies that were deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that were deemed relevant and publicly available transaction prices and premiums paid in other change-of-control transactions that were deemed relevant for companies in related industries to the Company; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey has deemed appropriate.

Valuation and Other Analyses Underlying the Houlihan Lokey Opinion
        Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by the holders of the Company’s Common Shares in connection with the merger. The following is a summary of the financial analyses performed by Houlihan Lokey in connection with rendering its opinion. The summary of the Houlihan Lokey opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read the Houlihan Lokey opinion carefully and in its entirety.
      Houlihan Lokey’s analyses included (i) an evaluation of the public market trading in the Common Shares of the Company, (ii) a fundamental valuation of the Company using a selected public company multiple approach, a selected change-of-control transaction multiple approach and a discounted cash flow approach, and (iii) a comparison of the premiums paid and implied multiples in the merger to those of selected public companies and change-of-control transactions similar to the merger.
      With respect to the fundamental valuation of the Company, Houlihan Lokey determined the per share equity value of the Company by first determining an enterprise value for the Company then subtracting the Company’s interest-bearing debt net of cash. The resulting market value of equity was then divided by diluted shares outstanding to yield per share value indications.
      Houlihan Lokey performed each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies in light of the industries in which the Company operates, trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies and the availability of projections from the Company’s management. Further, Houlihan Lokey did not rely exclusively on any one methodology, or assign weights to any of its analyses, but rather it considered all of the following methodologies in arriving at its conclusions.

Public Trading Analysis of the Company
      Houlihan Lokey reviewed the historical market prices and trading volume for the Common Shares as of May 3, 2006 (the trading day prior to execution of the merger agreement) and on a five-day, 30-day and 52-week average basis as of May 3, 2006, with such prices ranging from $23.29 to $27.04. Houlihan Lokey noted that the $31.00 per share price to be paid in the merger is above the range of per share prices indicated by this analysis.

Selected Public Company Multiple Approach
      This valuation approach involves comparing the Company to certain other publicly traded companies considered comparable to the Company. The analysis involves comparisons of data including earnings, cash flow and other operating metrics and statistics as well as the stock price of the comparable publicly traded companies. By considering the price of such companies’ securities, and the resulting enterprise values, this valuation approach reflects the sentiment of the investing public.
      Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain financial information of publicly traded companies engaged in the multi-channel retail sale of sporting goods. These publicly traded companies were selected by Houlihan Lokey and Houlihan Lokey deemed the selected companies to be comparable to the Company or to be engaged in lines of business comparable to those of the Company. The publicly traded companies selected by Houlihan Lokey for analysis included Big 5 Sporting Goods Corporation; Cabela’s Incorporated; Dick’s Sporting Goods, Inc.; Gander Mountain Company; Hibbett Sporting Goods, Inc.; and Sport Chalet, Inc. Houlihan Lokey noted that no single publicly traded company used in this analysis is directly comparable to the Company.
      Houlihan Lokey calculated and considered certain financial ratios of the selected publicly traded companies based on publicly available information, including, among others, the multiples of enterprise value to adjusted earnings before interest, taxes, depreciation expense and amortization expense (“EBITDA”) for the latest twelve month (“LTM”) period ended March 31, 2006 and as projected for the fiscal years ended December 31, 2006 (next fiscal year, or “NFY”) and December 31, 2007 (“NFY+1”).

      Houlihan Lokey noted that the multiples for the selected public company group were as follows:

	LTM EBITDA		NFY EBITDA		NFY+1 EBITDA
	Multiple		Multiple		Multiple

Low	5.4	x	4.4	x	6.0x
High	17.4	x	15.2	x	12.6x
Median	9.3	x	7.6	x	7.9x
Mean	10.2	x	8.6	x	8.4x
      Houlihan Lokey derived enterprise value indications for the Company by applying multiples to the Company’s LTM, NFY and NFY+1 EBITDA, yielding an enterprise value range of $213 million to $237 million, or $24.97 to $27.78 per share. Houlihan Lokey noted that the $31.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.
      Houlihan Lokey noted that the accuracy of this valuation methodology is dependent on the extent to which the selected publicly traded companies are comparable to the company being analyzed. In the case of the Company, Houlihan Lokey observed that several of the publicly traded companies used in the analysis were of a different size than the Company, operated in retail channels different from those of the Company, or operated in different economic environments than the Company does.

Selected Change-of-Control Transaction Multiple Approach
      This valuation approach involves comparing the Company to certain other companies engaged in similar lines of business that have been acquired in a change-of-control transaction, yielding market indications of the value of such companies. The change-of-control transactions were selected by Houlihan Lokey and Houlihan Lokey deemed the target companies in the selected transactions to be comparable to the Company or to be engaged in lines of business comparable to those of the Company. By considering the enterprise values implied by the acquisition of such companies, and the resulting implied EBITDA and revenue multiples, this valuation approach reflects the sentiment of acquirers.
      Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain financial information regarding transactions announced since January 2004 of companies engaged in the multi-channel retail sale of sporting goods or direct marketing of other products. Transactions analyzed included Dick’s Sporting Goods, Inc.’s acquisition of Galyan’s Trading Co., Inc.; the Company’s acquisition of Golf Warehouse LLC; IAC/ InterActive Corporation’s acquisition of Cornerstone Brands, Inc.; Talbots, Inc.’s acquisition of J. Jill Group, Inc.; and Leonard Green & Partners LP’s acquisition of The Sports Authority, Inc. This analysis resulted in indicated median and mean LTM EBITDA multiples of 10.0x and 9.7x, respectively, and median and mean LTM revenue multiples of 0.65x and 0.76x, respectively. Houlihan Lokey derived enterprise value indications for the Company by applying multiples to the Company’s LTM revenue and EBITDA, yielding an enterprise value range of $206 million to $231 million, or $24.15 to $27.08 per share. Houlihan Lokey noted that the $31.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.
      Houlihan Lokey noted that the accuracy of this valuation methodology is dependent on the extent to which the selected change-of-control transaction target companies are comparable to the company being analyzed. In the case of the Company, Houlihan Lokey observed that several of the target companies used in the analysis were of a different size than the Company, operated in retail channels different from those of the Company or operated in different economic environments than the Company does.

Discounted Cash Flow Approach
      Houlihan Lokey calculated a range of enterprise values for the Company as the sum of the present values of (i) the estimated future free cash flows generated by the Company during the fiscal years ending 2006 through 2008 and (ii) the terminal value of the Company at the end of the projection period. The estimated future free cash flows were based on projections provided by the Company’s management. The range of terminal values for the Company was calculated based on projected 2008 EBITDA and a range of EBITDA multiples of 8.0x to 9.0x. Houlihan Lokey used discount rates ranging from 14% to 16% for the Company based on the estimated weighted average cost of capital of the Company. This analysis indicated an enterprise value range of $221 million to $251 million, or $25.90 to $29.42 per share. Houlihan Lokey noted that the $31.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.
      While the discounted cash flow approach is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including revenue growth rates, profit margins, working capital ratios, capital expenditures, terminal multiples and discount rates.

Implied Multiple and Premium Approaches
      Houlihan Lokey compared the multiples implied by the merger consideration of $31.00 per share to the median selected publicly traded company multiples and the median change-of-control transaction multiple. The selected publicly traded companies and change-of-control transactions considered by Houlihan Lokey as part of this analysis were identical to those considered as part of the “Selected Public Company Multiple Approach” and “Selected Change-of-Control Transaction Multiple Approach” described above.
      The $31.00 per share merger consideration implies an LTM EBITDA multiple of 12.4x, an NFY EBITDA multiple of 11.2x and an NFY+1 multiple of 10.2x. These multiples represent 133.3% of the median LTM EBITDA multiple, 147.4% of the median NFY EBITDA multiple and 129.1% of the median NFY+1 EBITDA multiple exhibited by the selected publicly traded companies. In addition, the LTM EBITDA multiple of 12.4x represents 124.0% of the median change-of-control transaction multiple. Houlihan Lokey noted that the multiples implied by the $31.00 per share consideration to be paid in the merger are above the range of median EBITDA multiples exhibited in both the Selected Public Company Multiple Approach and the Selected Change-of-Control Transaction Multiple Approach.
      In addition, Houlihan Lokey reviewed certain publicly available information related to selected change-of-control transactions announced since January 2004 to calculate the premiums implied by the consideration paid by acquirers in the selected transactions. The transactions considered by Houlihan Lokey in this analysis are comprised of the transactions included in the “Selected Change-of-Control Transaction Multiple Approach” as set forth above that involved the sale of publicly traded companies. Houlihan Lokey compared the premiums paid in these selected transactions to the premiums implied by the merger consideration of $31.00 per share. The range of one-day, five-day, 30-day and 52-week premiums, as of May 3, 2006, exhibited by the merger consideration was 14.6% to 33.1%. The range of median one-day, five-day, 30-day and 52-week premiums for the selected publicly traded company change-of-control transactions was 25.3% to 26.1%.

Conclusion
      On May 4, 2006, Houlihan Lokey delivered an oral opinion to the board of directors of the Company, which was promptly confirmed in writing, stating that, as of the date of the opinion, the consideration to be received by holders of the Common Shares in the merger is fair to such shareholders from a financial point of view. This opinion was based upon and subject to the assumptions, qualifications and limitations made and matters considered by Houlihan Lokey in its review.
      In performing its analyses, Houlihan Lokey considered that the merger and acquisition environment varies over time because of, among other things, interest rate and equity market fluctuations and industry performance and expectations. No company used in the analysis described above is directly comparable to the Company or operates a business substantially similar in nature to the Company’s business. In addition, no single transaction used in the above analyses as a comparison is identical to the merger.
      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Houlihan Lokey opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the merger. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Finally, analyses relating to the value of the Company’s business or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
Certain Effects of the Merger
      If the merger agreement is approved by the Company’s shareholders and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, the entire equity in the Company will be controlled by Parent (through the conversion, at the time of the merger, of each share of common stock of Merger Sub into one Company share). Parent in turn is controlled by Redcats USA, Inc.
      When the merger is completed, each outstanding Common Share immediately prior to the effective time of the merger (other than shares held by shareholders who properly exercise dissenter’s rights in compliance with all of the required procedures under the laws of the State of Minnesota) will be converted into the right to receive $31.00 in cash, without interest, less any applicable withholding taxes.
      The merger agreement provides that at the effective time of the merger, each outstanding option to acquire Common Shares granted under the Company’s stock option plans will become fully vested and will be converted into the right to receive an amount in cash, without interest, less applicable withholding taxes equal to the product of (i) the number of shares subject to such option and (ii) the excess of $31.00 over the per share exercise price of such option.
      In connection with the merger, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger,” our executive officers and certain of our directors will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the shareholders of the Company generally.
      At the effective time of the merger, the Company’s shareholders will cease to have any direct or indirect ownership interests in the Company or any rights as Company shareholders. Therefore, the current shareholders of the Company will not participate in future earnings or growth of the Company and will not benefit from appreciation in value of the Company, if any.
      The Common Shares are currently registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and are listed on the NASDAQ National Market (the “NASDAQ”) under the symbol “SGDE.” As a result of the merger, the Company will be a privately held corporation, and there will be no public market for its shares. After the merger, the Company’s shares will cease to be traded on the NASDAQ. In addition, registration of the Company’s shares under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to the Company. After the effective time of the merger, the Company will also no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”).
      At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation, and the officers of the surviving corporation will be the officers selected by Parent, until their respective successors are duly elected and qualified. At the effective time of the merger, the articles of incorporation of Merger Sub will become the articles of incorporation of the surviving corporation but will be amended to reflect that the name of the surviving corporation will be The Sportsman’s Guide, Inc.
      In addition, under the terms of the merger agreement, Parent has agreed to cause the Company, as the surviving corporation, to indemnify the current and former officers and directors of the Company for any acts or omissions in their capacity as officers or directors occurring on or before the effective time of the merger (to the fullest extent permitted by applicable law) and to provide for directors’ and officers’ liability insurance, in each case, for a period of six years after the effective time of the merger, subject to certain conditions.
Financing by Parent of Merger and Related Transactions
      Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and the aggregate amount payable to the holders of outstanding stock options) will be approximately $265 million, which is expected to be funded by cash, borrowings under existing lines of credit, and other sources of immediately available funds. The foregoing estimate does not take into account the results of the exercise by shareholders of dissenter’s rights under Minnesota law which may result in their receipt of consideration less than, more than or equal to the merger consideration which would have been payable to them under the terms of the merger agreement. The consummation of the transactions contemplated by the merger agreement are not conditioned on Parent obtaining financing.
      The Company anticipates that cash and cash equivalents along with short-term investments on hand at closing will be approximately $5 million, a portion of which may be used for payments in connection with the consummation of the merger. As of March 31, 2006, the Company reported cash and cash equivalents, restricted cash and short-term investments of $8,141,000 in the aggregate.
Interests of Certain Persons in the Merger
      In considering the recommendation of the board of directors to vote “FOR” the approval of the merger agreement, the Company’s shareholders should be aware that some of the Company’s executive officers and members of its board of directors have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally and that may present them with actual or potential conflicts of interest. The members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved.

Options to Purchase Common Shares
      The merger agreement provides that, on the closing date, all options to purchase Common Shares (including those held by our executive officers) outstanding at the end of the day immediately before the closing date will become fully vested and will be cancelled in exchange for the payments described below, less applicable withholding taxes. Our directors (other than those who are also executive officers) do not hold any options to purchase Common Shares.

      The table below sets forth, as of [                    ], 2006, for each of the Company’s directors and executive officers, (a) the number of Common Shares subject to vested options assuming a closing date of September 30, 2006, (b) the value of such vested options, calculated by multiplying (i) the excess of $31.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional Common Shares subject to options that would be unvested and/or unexercisable as of September 30, 2006 and that will vest and become exercisable upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $31.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person, and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $31.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	No. of Shares		No. of Shares
	Subject to Options	Value of Options	Subject to Options	Value of Options
	Exercisable at	Exercisable at	not Exercisable at	not Exercisable at	Total No. of Shares	Total Value
Employee	9/30/06	9/30/06	9/30/06	9/30/06	Subject to Options	of Options

Gregory R. Binkley	338,200	$8,428,598.25	89,500	$1,562,185.00	427,700	$9,990,783.25
Charles B. Lingen	258,379	$6,594,905.45	58,747	$1,022,869.59	317,126	$7,617,775.04
John M. Casler	185,000	$4,599,796.25	58,750	$1,022,912.50	243,750	$5,622,708.75

Employment Agreements
      The Company has previously entered into employment agreements with Gregory R. Binkley, Charles B. Lingen and John M. Casler. Under these agreements, upon termination of the agreement (i) by the employee for good reason (as defined in the agreement) or (ii) by the Company without good cause or upon the Company’s failure to renew the agreement, the employee is entitled to a payment equal to 24 months of his monthly base salary, plus a pro rata portion of the bonus that would otherwise have been payable to the employee under the Company’s bonus plan then in effect, and continued coverage for 24 months under all medical, dental, accident and disability insurance plans then in effect for senior management employees. Each agreement also provides that if the employee is terminated, or resigns for good reason or if the Company fails to renew the agreement within two years following a substantial event (defined as a sale of substantially all of the Company’s assets, a merger or other reorganization resulting in the incumbent directors constituting less than a majority of the board, or a tender offer for 50% or more of the Company’s outstanding voting stock), such employee is entitled to a payment equal to three times his annual base salary, plus a pro rata portion of the bonus otherwise payable to the employee, and continued coverage for three years under all medical, dental, accident and disability insurance plans then in effect for senior management employees. The current annual base salaries of these officers are as follows: Mr. Binkley, $375,000, Mr. Lingen $300,000, and Mr. Casler, $300,000. Each agreement provides that payments will be increased to the extent necessary to reimburse the employee on an after-tax basis for any excise tax imposed against the employee for any payments or benefits provided for in the agreement.
      Pursuant to the terms of the merger agreement and at the request of Parent in order to assure the continued services of Messrs. Binkley, Lingen and Casler after completion of the merger, Messrs. Binkley, Lingen and Casler have entered into new employment agreements with the Company. The new employment agreements will become effective only upon consummation of the merger and are substantially similar to each individual’s existing employment agreement with the Company. Among the changes from the existing agreements are: (i) Mr. Binkley’s and Mr. Casler’s new employment agreements are for a term of three years, automatically renewing for additional one-year terms unless notice of non-renewal is given by either party and Mr. Lingen’s new employment agreement is for a fixed term of two years and does not renew, (ii) the “gross-up” for any excise tax imposed on any excess parachute payments will apply only to the merger and not to any future transactions, (iii) the merger is not considered a substantial event under the employment agreements, and (iv) the severance benefits include continued car allowance for the applicable period of 24 or 36 months.

The amended agreements also provide for continuation of the Company’s 2006 bonus plan, and further implement a 2006-2008 long-term cash incentive program in which the executives will participate following consummation of the merger in lieu of participating in any equity compensation arrangements, with payout tied to Company earnings and continued service over the course of the three-year cycle. In the case of Mr. Lingen, the program will apply only to 2006-2007.

Payments to Certain Directors
      Certain of our directors will be entitled to additional benefits upon the consummation of the transactions contemplated by the merger agreement. In recognition of William T. Sena’s service as a director over the many years he served, including those years he served without the payment of director fees, Mr. Sena will receive $250,000 for past services to the board, payable following closing of the merger. In recognition of Gary Olen’s leadership and contributions to the Company since its founding, Mr. Olen will receive a $20,000 honorarium for past services, payable following closing of the merger. All members of the board of directors (other than those who are also executive officers) will be paid the full $40,000 annual director fee and all committee chairman fees for service on the Board in 2006.

Indemnification and Insurance
      Upon completion of the merger and for a period of six years thereafter, Parent has agreed to cause the Company, as the surviving corporation, to honor all of the Company’s existing obligations to indemnify the current or former directors and officers of the Company (we refer to such current or former directors and officers as the indemnified parties).
      The merger agreement also requires that, for a period of six years after the effective time, Parent will cause the Company, as the surviving corporation, to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or provide substitute policies or purchase a “tail policy,” in any case, of at least the same coverage and amounts, provided that the surviving corporation will not be required to pay an annual premium for such directors’ and officers’ liability insurance coverage in excess of 250% of the annual premium payable by the Company as of the date of the merger agreement (such 250% amount, the “Maximum Premium”). If such insurance cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause the Company to maintain the most advantageous insurance obtainable for an annual premium equal to the Maximum Premium.
Material U.S. Federal Income Tax Consequences
      The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (i.e. an individual citizen or resident of the United States or a domestic corporation) of the Common Shares that are converted into the right to receive cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that U.S. holders hold their Common Shares as capital assets.
      Holders of Common Shares who are not U.S. holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment (including under U.S. federal, state, local or non-U.S. laws) to them of any cash received pursuant to the merger.
      In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of such holder’s particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, brokers or dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, U.S. expatriates, pass-

through entities (e.g., partnerships) and persons investing in such entities, financial institutions, mutual funds, non-U.S. persons, shareholders who hold Common Shares as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired Common Shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of options to acquire Common Shares. In addition, the discussion does not address any tax considerations that may apply to U.S. holders under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
      The receipt of cash pursuant to the merger by U.S. holders of Common Shares will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Common Shares will recognize gain or loss equal to the difference between the amount of cash received in exchange for such Common Shares and the U.S. holder’s adjusted tax basis in the Common Shares surrendered in the merger. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of the merger, the Common Shares were held by the U.S. holder for more than one year. In the case of U.S. holders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.
      A U.S. holder of Common Shares (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger. In addition, unless an exemption applies, a U.S. holder or other payee that exchanges Common Shares for cash may be subject to backup withholding at a rate of 28% unless such holder or other payee provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the Internal Revenue Service.
      The foregoing is not tax advice. Holders of Common Shares should consult their own tax advisors to determine the U.S. federal, state and local and non-U.S. tax consequences of the merger to them in view of their own particular circumstances.
Litigation
      On May 10, 2006, we were served with a class action complaint brought by Tom Krajewski on behalf of shareholders of the Company in the District Court for Dakota County, Minnesota naming us and members of our board of directors. The complaint alleges that our directors engaged in self-dealing and breached their fiduciary duties in connection with the proposed sale of the Company to Redcats USA. The complaint seeks equitable relief only, including enjoining consummation of the merger. We believe that the allegations contained in the complaint are without merit and we intend to vigorously contest this matter.
Regulatory and Other Governmental Approvals
      Under the HSR Act, transactions such as the merger cannot be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the applicable waiting period has expired or been terminated. The Company and Parent filed their respective Notification and Report Forms with the Federal Trade Commission and Antitrust Division on May 31, 2006. The initial waiting period is 30 days after both parties have filed the notification forms, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request.
      At any time before or after completion of the merger, the FTC or the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the parties. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the transaction on antitrust grounds may be made, and, if such a challenge is made, it is possible that the Company, Parent or Merger Sub will not prevail.
      Except as noted above with respect to the required filings under the HSR Act and the filing of the articles of merger with the Minnesota Secretary of State at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.
Fees and Expenses
      Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, the Company will, in specified circumstances, be required to reimburse Parent and Merger Sub for various fees and expenses. See “The Merger Agreement-Reimbursement of Expenses” on page 38.
THE MERGER AGREEMENT
      The summary of the terms of the merger agreement below and elsewhere in this proxy statement does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We urge you to read carefully the merger agreement in its entirety.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other financial information about the Company, Redcats USA, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, which are available at www.sec.gov.
      The merger agreement contains representations and warranties the Company, Parent and Merger Sub made to each other as of specific dates, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. The statements embodied in those representations and warranties were made solely for purposes of the contract between the Company, on the one hand, and Parent and Merger Sub, on the other hand, and may be subject to important qualifications and limitations agreed upon by the Company, on the one hand, and Parent and Merger Sub, on the other hand, in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from standards of materiality under U.S. federal securities or other laws, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
Structure of the Merger
      In accordance with and subject to the terms of the merger agreement and the Minnesota Business Corporation Act, which we refer to as the Minnesota Act, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company being the surviving corporation of the Merger. As a result of the merger, at the effective time of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.
Effective Time
      The merger will become effective at such time as the articles of merger are duly filed with the Minnesota Secretary of State (or at a later time as agreed by Parent and the Company and specified in the articles of merger). The parties will execute and file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required under the Minnesota Act in connection with the merger immediately following the closing. Prior to the filing of the articles of merger, a closing will be held as soon as practical (but in any event within three business days) after the satisfaction (or, to the extent permitted by law, waiver) of all of the conditions set forth in the merger agreement (other than those conditions which by their nature cannot be satisfied until closing) or on such other date as Parent and the Company may agree.
Articles of Incorporation and By-laws
      The merger agreement provides that the articles of incorporation and by-laws of Merger Sub in effect at the time the merger is completed will be the articles of incorporation and by-laws of the Company after the merger is completed, provided that the surviving corporation will continue to be named The Sportsman’s Guide, Inc.
Merger Consideration
      The merger agreement provides that each Common Share outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $31.00 in cash, without interest, less any applicable withholding taxes. All Common Shares held by the Company in treasury and all Common Shares owned by Merger Sub and Parent will be cancelled and will cease to exist at the effective time of the merger and no consideration will be delivered or deliverable in exchange for those shares. If dissenter’s rights for any Common Shares are perfected by any of the Company’s shareholders, then those shares will be treated as described in the Section entitled “Dissenter’s Rights of Appraisal.”
      The price of $31.00 per share to be received by shareholders in the merger was determined through arm’s length negotiations. After the merger is completed, you will have the right to receive the merger consideration or exercise dissenter’s rights, but you will no longer have any rights as a shareholder of the Company. Shareholders will receive the merger consideration after exchanging their share certificates in accordance with the instructions contained in the letter of transmittal to be sent to the shareholders shortly after the completion of the merger.
Conversion of Shares; Payment Procedures
      The conversion of Common Shares into the right to receive $31.00 per Common Share in cash, without interest and minus any required withholding for taxes, will occur automatically on the date the merger is completed. Prior to the effective time of the merger, Parent will appoint Bank of America or such other bank or trust company designated by Parent and reasonably acceptable to the Company, that will make payment of the merger consideration in exchange for certificates representing the Common Shares. No later than the effective time of the merger, Parent will deposit or cause to be deposited with the exchange agent cash in an amount sufficient to pay the aggregate merger consideration payable to the Company’s shareholders. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to the holders of record of Common Shares a letter of transmittal and instructions explaining how to surrender their share certificates to the exchange agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the exchange agent, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the exchange agent, the holder of such certificate will be entitled to receive the appropriate merger consideration in cash, less any withholding taxes.
      Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the exchange agent without a letter of transmittal.
Treatment of Options to Acquire Common Shares
      At the effective time of the merger, each outstanding option to acquire Common Shares under the 1991 Incentive Stock Option Plan, the 1994 Non-Qualified Performance Option Plan, the 1996 Stock Option Plan, as amended, the 1999 Stock Option Plan, and the 2004 Stock Incentive Plan, whether or not exercisable or vested, will become fully vested and will be converted into the right to receive an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of shares covered by each such option and (ii) the excess of $31.00 over the per share exercise price of such option and without regard to whether the right to exercise such option has vested.

Representations and Warranties
      The merger agreement contains customary representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, subject in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. None of the representations and warranties contained in the merger agreement will survive after the effective time of the merger.
      The statements contained in those representations and warranties were made solely for the purposes of the merger agreement and may be subject to important qualifications and limitations. For example, some of the Company’s representations and warranties are qualified by a materiality or a knowledge qualification or are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, a “Material Adverse Effect” is deemed to occur with respect to the Company if there has been a material adverse effect on (a) the business, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (i) changes in general economic conditions in the United States which conditions do not affect the Company and its subsidiaries, taken as a whole, disproportionately, (ii) changes in generally accepted accounting principles, (iii) general changes affecting the industry in which the Company and its subsidiaries operate that do not disproportionately affect the Company and its subsidiaries taken as a whole, or (iv) the execution or delivery of the merger agreement, the public announcement of the merger agreement or any transactions contemplated by the merger agreement; (b) the ability of the Company to perform its obligations under the merger agreement; or (c) the ability of the Company to consummate the merger.
      Some of the representations and warranties in the merger agreement may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. securities or other laws, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
      The representations and warranties made by Merger Sub and Parent relate to, among other thing:

•	their organization, good standing and corporate power to operate their properties and conduct their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the legal and valid nature of the merger agreement;

•	identification of consents and approvals of governmental entities as a result of the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of undisclosed broker’s or finder’s fees;

•	the information provided in this proxy statement being free from material misstatements and omissions; and

•	the existence of sufficient cash, available lines of credit, and/or other sources of immediately available funds to pay the merger consideration.
      Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and corporate power to operate our businesses;

•	our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the legal and valid nature of the merger agreement;

•	our capitalization;

•	identification of consents and approvals of governmental entities in order to consummate the merger;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of undisclosed broker’s or finder’s fees;

•	the accuracy of information contained in registration statements, reports and other documents filed with the SEC since January 1, 2003 and the financial statements included in the SEC documents;

•	this proxy statement being free from material untrue or misleading statements or omissions;

•	our compliance with applicable laws;

•	the absence of material pending litigation;

•	the operation of our business in the ordinary course since December 31, 2005 and the absence of any material adverse effect;

•	tax matters;

•	our intellectual property;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	our compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	our real properties and leases;

•	our privacy policy regarding the collection and use of personally identifiable information;

•	our products;

•	our suppliers;

•	our employee benefit plans;

•	our material contracts;

•	our labor matters;

•	our possession of all material licenses, permits, consents, certificates, approvals and orders of any governmental entity necessary to conduct our businesses;

•	environmental matters;

•	our insurance policies;

•	the absence of undisclosed liabilities;

•	the receipt of an opinion from Houlihan Lokey;

•	the necessary shareholder vote to approve and adopt the merger agreement and the transactions contemplated thereby; and

•	the inapplicability of state takeover statutes.
Conduct of Business Pending the Merger
      From and after the date of the merger agreement and prior to the effective time of the merger (or, if applicable, the date on which the merger agreement is terminated), except (i) as may be agreed by Parent,

(ii) as may be expressly permitted pursuant to the merger agreement or (iii) as previously disclosed to Parent, the Company agreed:

•	to conduct its operations in the ordinary course of business consistent with past practice;

•	to use commercially reasonable efforts to maintain and preserve our business organization and our material rights, to retain the services of our officers and key employees, and to maintain our current relationships with customers, suppliers and other third parties;

•	not to declare or pay any dividends on or distribution with respect to the outstanding Common Shares;

•	not to adjust, split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, our capital stock;

•	not to grant any rights or options to acquire any Common Shares or grant any purchase right including pursuant to any stock incentive plan of the Company, except as required by any stock incentive plan of the Company as of the date of the merger agreement;

•	not to issue or deliver additional shares of capital stock in the Company or any of our subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, voting securities or ownership interests (except pursuant to the exercise of outstanding stock options);

•	not to enter into any agreement regarding the sale, voting, registration or repurchase of our capital stock;

•	not to directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets other than in the ordinary course of business or sales or other transfers which are immaterial;

•	not to make or propose any changes in the Articles of Incorporation or By-laws of the Company;

•	not to amend or modify, or propose to amend or modify, the Company’s Rights Agreement;

•	not to merge or consolidate with any other person;

•	not to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business of any other person (other than purchases in the ordinary course of business);

•	not to incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, or otherwise become responsible for the obligations of any other person (except for indebtedness of up to $10,000,000 pursuant to the Company’s existing credit agreement with Wells Fargo Bank, N.A.);

•	not to create any subsidiaries;

•	not to enter into, adopt, amend or terminate any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan for the benefit of any current or former employee, officer, director or consultant of the Company or any of its subsidiaries;

•	not to, other than in the ordinary course, increase the compensation or benefits payable to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries;

•	not to hire any person except to replace a current employee who is not a key employee or for non-managerial positions in the ordinary course of business;

•	not to grant or accelerate the vesting of any equity-based awards;

•	not to, except as required by law, enter into, adopt or amend in any material respect any employee benefit plan;

•	not to take any action that would result in any officer or director being entitled to additional severance benefits as a result of the consummation of the merger;

•	not to, except as required by law or generally accepted accounting principles or except as directed by our independent accountants, change any material method or principle of accounting;

•	not to, except in the ordinary course of business consistent with past practice, settle any actions, suits, inquiries, investigations or proceedings pending or threatened against or affecting the Company or any of its subsidiaries;

•	not to, except in the ordinary course of business consistent with past practice, modify, amend or terminate or waive, release or assign any material rights or claims with respect to any material contract, any lease or any confidentiality agreement to which we are a party;

•	not to write up, write down or write off the book value of any fixed assets, except for deprecation and amortization in accordance with generally accepted accounting principles consistently applied and except as required by applicable law after consultation with Parent;

•	not to make any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate;

•	not to take any action that would likely result in a breach of any agreement, covenant, representation or warranty contained in the merger agreement;

•	not to take any action that would likely have the effect of preventing or impeding the consummation of the merger; or

•	not to make, revoke or amend any material tax election, enter into any closing agreement with respect to taxes, surrender any claim for a refund of taxes, settle or compromise any tax claim or assessment with respect to a material amount of taxes, execute or consent to waivers extending the statute of limitations with respect to any taxes, or, without first consulting with Parent, file or amend any material tax return.
No Solicitation
      We agree that neither we nor any of our subsidiaries will (and that we will use our reasonable best efforts to cause our directors, officers, employees, agents or representatives not to), directly or indirectly:

•	solicit, initiate or knowingly encourage any alternative proposal (as defined below);

•	participate in any negotiations regarding any alternative proposal with, or furnish any nonpublic information to, any person who has made or is considering making an alternative proposal;

•	engage in discussions with any person with respect to any alternative proposal;

•	approve, endorse or recommend any alternative proposal; or

•	enter into any agreement providing for any alternative proposal.
      Notwithstanding the above limitations, prior to approval of the merger agreement by shareholders, if we receive an unsolicited written alternative proposal (i) which constitutes a “superior proposal” (as defined below) or (ii) which the board of directors of the Company determines in good faith is reasonably expected to result in a superior proposal, we may:

•	furnish nonpublic information to the third party making such alternative proposal, if prior to furnishing such information, we receive from the third party an executed confidentiality agreement on terms substantially similar to the terms of the confidentiality agreement we entered into with Parent; and

•	engage in discussions or negotiations with the third party with respect to the alternative proposal.

      We have agreed to:

•	advise Parent of the receipt of any alternative proposal or request for nonpublic information which could lead to an alternative proposal; and

•	keep Parent reasonably informed on a current basis with respect to any material development relating to such proposal or request.
      “Alternative proposal” means any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company; (ii) the acquisition by any person of 15% or more of the assets of the Company and its subsidiaries; or (iii) the acquisition by any person of 15% or more of the outstanding Common Shares.
      “Superior proposal” means an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of the Company and its subsidiaries or at least a majority of the total outstanding voting securities of the Company upon terms that our board of directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors considers to be appropriate (including the timing, ability to finance and the likelihood of consummation of such proposal) is on terms that are more favorable to the Company and its shareholders than the transactions contemplated by the merger agreement; provided that our board of directors may not determine that any such proposal is a “superior proposal” prior to the time that is 48 hours after the Company has complied in all material respects with its obligations to notify Parent of the material terms of such proposal.
Shareholder Meeting
      We have agreed to hold a special meeting and prepare and mail the proxy statement in accordance with applicable legal requirements. We have also agreed that, subject to certain limited exceptions, our board of directors will recommend that our shareholders approve the merger agreement and the merger and that we will include such recommendation in the proxy statement.
Change of Board Recommendation
      In response to a superior proposal, our board of directors may, at any time prior to shareholder approval of the merger agreement, change its recommendation to our shareholders that they approve the merger agreement if our board of directors concludes in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure to so change its recommendation would be reasonably likely to result in a breach of, or be inconsistent with, the directors’ fiduciary obligations under applicable law; provided the Company gives Parent written notice of the board’s intent to do so at least three business days prior to effecting such a change.
Employee Matters
      From the effective time of the merger through December 31, 2007, Parent has agreed to provide the employees of the Company and its subsidiaries, which we refer to as the Company employees, benefit plans, programs, contracts or arrangements that are not materially less favorable, in the aggregate, than the benefits provided to Company employees as of the date of the merger agreement provided, that Parent and the Company will not be required to maintain any particular plan and that the Company stock incentive plans will be terminated at the effective time of the merger.
      From and after the effective time of the merger, Parent has agreed to treat all service by the Company employees with the Company and its subsidiaries prior to the effective time for purposes of the employee benefit plans of Parent and its subsidiaries (except for purposes of benefit accrual under a defined benefits pension plan or to the extent that such treatment would result in duplicative accrual of benefits) and, with respect to any medical or dental plan, Parent has agreed to cause any pre-existing condition exclusion or actively-at-work requirements to be waived.

Reasonable Best Efforts
      Subject to the terms and conditions set forth in the merger agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts to:

•	assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement;

•	obtain all necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities; and

•	obtain all consents, approvals or waivers from third parties related to or required in connection with the consummation of the merger.
Public Announcement
      The parties agree to use reasonable best efforts to consult with each other before issuing any press release with respect to the merger or the financial results and operations of the Company and not to issue any such press release prior to consultation, subject to applicable requirements of law or of the NASDAQ, provided that Parent and the Company may each make public statements in response to inquiries so long as they disclose only information earlier disclosed in accordance with the merger agreement.
Merger Sub
      Parent has agreed to (a) cause Merger Sub to perform its obligations and to consummate the merger on the terms and conditions set forth in the merger agreement and (b) ensure that, prior to the effective time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by the merger agreement.
Advise of Changes
      Prior to the effective time or the earlier termination of the merger agreement, the Company has agreed to promptly advise Parent of any event or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Indemnification and Insurance
      For a period of six years after the effective date of the merger, Parent has agreed to cause the Company, as the surviving corporation in the merger, to honor its existing obligations to indemnify the current or former directors or officers of the Company for acts or omissions occurring prior to the effective time and advance certain funds in connection therewith, whether pursuant to the Company’s articles of incorporation or by-laws or otherwise. The merger agreement also requires that, for a period of six years after the effective time, Parent will cause the Company, as the surviving corporation, to maintain in effect the current policies of directors’ and officers’ liability insurance coverage maintained by the Company or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts, provided that the surviving corporation will not be required to pay an annual premium in excess of 250% of the annual premium payable by the Company as of the date of the merger agreement (such 250% amount, the “Maximum Premium”). If such insurance cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Company will maintain the most advantageous insurance coverage obtainable for an annual premium equal to the Maximum Premium.

Conditions to the Completion of the Merger
      The obligations of the parties to complete the merger are subject to the following conditions:

•	approval of the merger agreement by the Company’s shareholders in accordance with applicable law;

•	the absence of any law or order by any governmental authority which prohibits or enjoins the consummation of the merger or limits the ownership or operation of the Company by Parent; and

•	the expiration or termination of the waiting period under the HSR Act and the receipt of any material governmental approvals.
      The obligations of the Company to complete the merger are subject to the following additional conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct (without giving effect to any “materiality” qualifications set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their obligations under the merger agreement, as of the closing date as though made at and as of the closing date (or, in the case of those representations and warranties that are made as of a particular date, as of such date);

•	each of Parent and Merger Sub having performed in all material respects all obligations to be performed by it prior to the effective time of the merger; and

•	each of Parent and Merger Sub having delivered a certificate signed by its chairman, president or any vice president certifying to the effect that the two conditions set forth above have been satisfied.
      The obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions:

•	the representations and warranties of the Company being true and correct (without giving effect to any “materiality” qualifications or references to Material Adverse Effect set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the closing date as though made at and as of the closing date (or, in the case of those representations and warranties that are made as of a particular date, as of such date; provided that the Company’s representations and warranties concerning its capitalization (subject to de minimis exceptions) must be true and correct as of the closing date);

•	the Company having performed in all material respects all obligations to be performed by it prior to the effective time;

•	the Company having delivered to Parent a certificate signed by its chairman, president or any vice president, certifying to the effect that the two conditions set forth above have been satisfied;

•	since the date of the merger agreement, there having been no events or occurrences, individually or in the aggregate, that would have a Material Adverse Effect;

•	each of Gregory R. Binkley, our President and Chief Executive Officer, Charles B. Lingen, our Executive Vice President of Finance and Administration and Chief Financial Officer, John M. Casler, our Executive Vice President of Merchandising, Marketing and Creative Services, Mark S. Marney, Chief Executive Officer of TGW, and R. Michael Marney, President of TGW, having entered into an employment agreement with the Company in a form satisfactory to Parent; and

•	the absence of any pending action, proceeding or investigation by any governmental authority that Parent determines, after consultation with its legal advisors, has a reasonable likelihood of success and that challenges or seeks to restrain or prohibit the merger or that seeks to prohibit or limit in any material respect the rights of ownership or operation by the Company or Parent or to compel the Company or Parent to dispose of or hold separate any material part of the business or assets of the Company or Parent.

Termination of the Merger Agreement
      The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after any approval of the merger agreement by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if any law or regulation prohibits the merger or makes it illegal, or if any order of any governmental authority enjoining the consummation of the merger has become final and non-appealable;

(c) by either the Company or Parent, if the merger has not occurred before September 30, 2006 so long as the party seeking to terminate has not breached any of its material obligations under the merger agreement which breach was the primary cause of the failure to consummate the merger before such date;

(d) by Parent, if the board of directors of the Company has: (i) determined not to recommend the Company’s shareholders vote in favor of the merge; (ii) withdrawn, modified or changed its recommendation of the merger in a manner adverse to Parent; (iii) failed to affirm the recommendation of the merger upon request; or (iv) fails to comply with the provisions described in the section entitled “The Merger Agreement — No Solicitation”;

(e) by either the Company or Parent, if shareholder approval of the merger agreement is not obtained at the special shareholders meeting (including any adjournment or postponement thereof);

(f) by Parent, if the Company has breached any of its agreements, representations or warranties, which breach prevents the satisfaction of a condition to closing and such breach is not cured by the Company prior to the earlier of (i) 20 business days after written notice from Parent or (ii) September 30, 2006;

(g) by the Company, if Parent or Merger Sub has breached any of its agreements, representations, or warranties, which breach prevents the satisfaction of a condition to closing and such breach is not cured by Parent prior to the earlier of (i) 20 business days after written notice from the Company or (ii) September 30, 2006;

(h) by the Company, if (i) the Company receives a superior proposal and a majority of the disinterested directors of the Company have concluded in good faith, after consultation with the Company’s outside legal counsel that the failure to withdraw its recommendation to shareholders to approve the merger agreement would reasonably likely result in a breach of, or be inconsistent with, the board’s fiduciary duty under applicable law, (ii) the Company has given Parent five business days written notice of its intention to terminate the merger agreement, (iii) the board of directors has determined, after taking into account any revised proposal made by Parent to the Company, that the proposal from the third party remains a superior proposal and the Company concurrently enters into a definitive agreement for the implementation of such superior proposal and (iv) the Company is otherwise in compliance with its obligations under the merger agreement.
      In the event of termination of the merger agreement as provided above, all provisions of the merger agreement terminate (other than the provisions described below in the section entitled “Merger Agreement — Termination Fee” and “Merger Agreement — Reimbursement of Expenses” and the provisions on governing law and jurisdiction for dispute resolution) and the parties have no further liability except arising out of a material breach of the merger agreement or as provided in the confidentiality agreements entered into in connection with Parent’s consideration of the merger.
Termination Fee
      If the Merger Agreement is terminated under certain circumstances, the Company is obligated to pay Parent a termination fees of up to $9,250,000 plus reimburse Parent for its reasonable out-of-pocket cost and expense in an amount not to exceed $2,750,000.

•	If the merger agreement is terminated either (i) as a result of a failure of the Company’s shareholders to approve the merger agreement (and, prior to such termination, no alternative proposal has been made) or (ii) as a result of the merger not being consummated before September 30, 2006 or a material breach of the merger agreement by the Company (and, in either case, an alternative proposal has been publicly disclosed), and within 12 months of such termination, the Company enters into an agreement with respect to, or publicly announces or consummates, an alternative proposal, the Company is obligated to pay Parent a termination fee of $9,250,000 plus reimbursement of costs and expenses in an amount not to exceed $2,750,000.

•	If the merger agreement is terminated either (i) as a result of a failure of the Company’s shareholders to approve the merger agreement (and, prior to such termination, an alternative proposal has been made or publicly announced) or (ii) as a result of (x) a change in the recommendation of the merger by the Company’s board of directors, (y) a failure by the board of directors to affirm its recommendation of the merger upon the request of Parent or (z) a breach by the Company of its obligations under the provisions described in the Section “The Merger Agreement — No Solicitation,” then, upon such termination, the Company will pay Parent a termination fee of $4,625,000 plus reimbursement of costs and expenses in an amount not to exceed $2,750,000 and, in addition, if within 12 months of such termination, the Company enters into an agreement with respect to, or publicly announces or consummates, an alternative proposal, then the Company will pay Parent an additional termination fee of $4,625,000.

•	If the merger agreement is terminated by the Company in connection with the acceptance of a superior proposal, then, upon such termination, the Company will pay Parent a termination fee of $9,250,000 plus reimbursement of costs and expenses in an amount not to exceed $2,750,000.
Reimbursement of Expenses
      Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are payable by the party incurring such expenses, except in the event of a termination of the agreement due to an intentional and material breach of the agreement, in which case the breaching party will reimburse the non-breaching party for its reasonable out-of-pocket costs and expenses. In addition, if the merger agreement is terminated as a result of a change in the recommendation of the merger by the Company’s board of directors or as a result of the failure to obtain the approval of the merger agreement by the Company’s shareholders, then the Company is obligated to reimburse the Parent for its reasonable out-of-pocket costs and expenses in connection with the merger agreement and the transactions contemplated thereby.
Amendment
      Any provision of the merger agreement may be amended or waived by the parties at any time prior to the consummation of the merger, before or after shareholder approval has been obtained. If, however, the merger agreement is to be amended after shareholder approval has been obtained, any amendment that by law requires further approval by the shareholders of the parties may be executed only upon further approval of the shareholders.

MARKET PRICES OF THE COMPANY’S COMMON SHARES
      Our Common Shares are listed and traded on the NASDAQ National Market under the symbol “SGDE.” The following table sets forth for the periods indicated, the high and low close prices of our Common Shares as reported on the NASDAQ National Market. The per share prices set forth below have been adjusted to give effect to a 3-for-2 stock split of our Common Shares paid on April 15, 2005 to shareholders of record on March 25, 2005.

	High	Low

2004
First Quarter	$14.98	$11.41
Second Quarter	15.91	11.55
Third Quarter	15.87	13.04
Fourth Quarter	16.79	13.71
2005
First Quarter	$17.43	$14.72
Second Quarter	20.24	16.43
Third Quarter	27.94	17.99
Fourth Quarter	27.69	22.23
2006
First Quarter	$26.67	21.79
      The closing sale price of the Common Shares on the NASDAQ National Market on May 4, 2006, the last trading day before the Company announced the execution of the merger agreement, was $27.00 per share. The average trading price of the shares over the prior three-month period was approximately $25.80. On [                    ], 2006, the last trading day before this proxy statement was printed, the closing price of our Common Shares on the NASDAQ National Market was [$          ] per share. You are encouraged to obtain current market quotations for the Common Shares in connection with voting your shares.
      The Company has not paid any cash dividends in prior years and it is currently restricted by the terms of the merger agreement and its existing bank credit agreement from paying cash dividends. During the fiscal year ended December 31, 2005, the Company repurchased 159,710 shares of the Company’s common stock.
DISSENTER’S RIGHTS OF APPRAISAL
      The following summary of the rights of dissenting shareholders is qualified in its entirety by the provisions of Sections 302A.471 and 302A.473 of the Minnesota Act. The text of Sections 302A.471 and 302A.473 is set out in full as Annex C to this proxy statement. The right to dissent is applicable only to Company shareholders as of the record date. Any shareholder wishing to avail himself of his or her rights to dissent as provided by Sections 302A.471 and 302A473 of the Minnesota Act should seek legal advice, as failure to comply strictly with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Act may prejudice such shareholder’s right of dissent.

•	Under the Minnesota Act a shareholder can invoke the right to receive payment of the fair value of his or her shares if the shareholder dissents, under Section 302A.473 of the Minnesota Act, from a proposal by the Company to merge.
      Any shareholder wishing to dissent, and obtain payment in cash of the fair value of his or her shares, must adhere strictly to the following procedure:

•	He or she must give written notice to the Company before the special meeting of shareholders at which the merger is submitted to a vote, or at the special meeting but before the vote on the merger, that he or she objects to the merger proposal and that the shareholder proposes to demand payment for his or her shares if the merger proposal is approved. The dissenting shareholder may not vote his or her shares in favor of the merger.

•	After the date on which shareholders approve the merger, the Company must give written notice to the dissenting shareholder(s) that the merger proposal was approved.

•	Within 30 days of the date of the notice referred to above, each dissenting shareholder must give to the Company written notice of his or her decision to dissent and deposit his or her share certificates with the Company, such notice to include a demand for payment of fair value of his or her shares.

      A shareholder who dissents must do so in respect of all shares that he or she holds in the Company.
      Notwithstanding this deposit, the dissenter shall retain all rights as a shareholder of the Company until the merger takes effect.

•	After the merger becomes effective or after the Company receives a valid demand for payment, whichever is later, the Company shall remit payment to the dissenting shareholders of the amount the Company estimates to be the fair value of the shares held by such shareholder, plus interest, accompanied by certain financial information about the Company, an estimate of the fair value of the shares, the method used for determining fair value, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Act.

If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of the shares, with interest, the dissenting shareholder may give written notice to the Company of his or her estimate of fair value, with interest, within 30 days after the Company mails such remittance and must demand payment of the difference. UNLESS A SHAREHOLDER MAKES SUCH A DEMAND WITHIN SUCH THIRTY-DAY PERIOD, THE SHAREHOLDER WILL BE ENTITLED ONLY TO THE AMOUNT REMITTED BY THE COMPANY. Within 60 days after the Company receives such a demand from a shareholder, it will be required either to pay the shareholder the amount demanded (or agreed to after discussion between the shareholder and the Company) or to file in court a petition requesting that the court determine the fair value of the shares, with interest.

All shareholders who have demanded payment for their shares, but have not reached agreement with the Company, will be made parties to such court proceeding. The court will then determine whether the dissenting shareholders have fully complied with the provisions of Section 302A.473 of the Minnesota Act and will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including the recommendation of any appraisers appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not such method was used by the Company or a shareholder. The expenses of the court proceeding will be assessed against the Company, except that the court may assess part or all of those costs and expenses against a shareholder whose action in demanding payment is found to be arbitrary, vexatious, or not in good faith. The fair value of the Company’s shares means the fair value of the shares immediately before the effective time of the merger. Under Section 302A.471 of the Minnesota Act, a shareholder of the Company has no right at law or equity to set aside the consummation of the merger, except if such consummation is fraudulent with respect to such shareholder. Any shareholder making a demand for payment of fair value for his or her shares may withdraw the demand at any time before the determination of the shares by filing with the Company written notice of such withdrawal.
      The address for purposes of making a dissenter’s demand is:

Investor Relations Department
The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, Minnesota 55075

ADJOURNMENT OF THE SPECIAL MEETING
      The Company is asking its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of the Common Shares as of [                    ], 2006 (the record date for the special meeting) by each director of the Company, each executive officer and all directors and executive officers as a group, and those persons or groups known by the Company to own more than 5% of the Common Shares.

	Common Stock
	Beneficially Owned

Name	Number	Percent(1)

Directors and Executive Officers(2):
Gregory R. Binkley(3)	368,200	4.8%
Charles B. Lingen(4)	259,316	3.4%
John M. Casler(5)	185,000	2.5%
Gary Olen	—	—
William T. Sena	—	—
Jay A. Leitch	—	—
Darold D. Rath(6)	7,290	*
Ronald G. Olson	—	—
All directors and executive officers as a group (8 persons)(7)	819,806	10.1%
Other Shareholders Owning More Than 5% of Common Stock:
Bjurman, Barry & Associates(8)	502,500	6.9%
10100 Santa Monica Boulevard, Suite 1200
Los Angeles, CA 90067

*	Less than 1%.

(1)	Percentages are calculated on the basis of the number of shares outstanding on [ ], 2006 plus the number of shares issuable pursuant to options held by the individual, which are exercisable within 60 days after [ ], 2006.

(2)	The address of each director and executive officer is 411 Farwell Avenue, South St. Paul, Minnesota 55075.

(3)	Includes 3,000 shares held in the name of Mr. Binkley’s wife and 338,200 shares issuable upon the exercise of options.

(4)	Includes 258,379 shares issuable upon the exercise of options.

(5)	Includes 185,000 shares issuable upon the exercise of options.

(6)	Includes 5,500 shares held in the name of Mr. Rath’s wife.

(7)	Includes 781,579 shares issuable upon the exercise of options.

(8)	Based on a Form 13F filing dated February 14, 2006. Bjurman, Barry & Associates, a registered investment advisor, has shared power to vote 500,700 shares and holds an additional 1,800 shares.

SHAREHOLDER PROPOSALS
      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings.
      If the merger is not completed, shareholder proposals intended to be included in the Company’s proxy statement for the 2007 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its executive offices by November 24, 2006. Proposals for the 2007 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company at its executive offices on or before February 7, 2007.
OTHER MATTERS
Other Business at Special Meeting
      The board of directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.
Delivery of this Proxy Statement
      The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to us at 411 Farwell Avenue, South St. Paul, Minnesota 55075, Attention: Mr. Charles B. Lingen, Secretary/ Treasurer.
      Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, Mr. Lingen, at the address provided above.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
Station Place
100 F Street, N.W.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

      You may also read reports, proxy statements and other information relating to the Company at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, DC 20006.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to us at The Sportsman’s Guide, Inc., 411 Farwell Avenue, South St. Paul, Minnesota 55075, Attention: Charles B. Lingen. If you would like to request documents, please do so by [                    ], 2006 in order to receive them before the special meeting.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VLP CORPORATION,
PANTHER SUBCORP, INC.,
a wholly owned direct subsidiary of VLP Corporation,
and
THE SPORTSMAN’S GUIDE, INC.
May 4, 2006

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquiring Person	A-19
Action	A-9
Agreement	A-1
Alternative Proposal	A-27
Antitrust Laws	A-20
Applicable Laws	A-19
Articles of Merger	A-1
business combinations with interested shareholder	A-19
Capitalization Date	A-7
Certificate	A-2
Certificates	A-2
Closing	A-1
Closing Date	A-1
Code	A-3
Commission	A-8
Confidentiality Agreement	A-27
Contract	A-16
control share acquisition	A-19
Costs	A-31
Customer Accommodations	A-14
Dissenting Shareholder	A-2
Dissenting Shares	A-2
Effective Time	A-1
Environmental Laws	A-18
Environmental Permit	A-18
ERISA	A-14
ERISA Affiliate	A-14
Exchange Act	A-8
Exchange Agent	A-3
Exchange Fund	A-3
GAAP	A-9
Garfield	A-1
Garfield Articles	A-6
Garfield Board Recommendation	A-19
Garfield By-laws	A-6
Garfield Change in Recommendation	A-24
Garfield Common Stock	A-7
Garfield Disclosure Schedule	A-6
Garfield Employees	A-22
Garfield Permits	A-17
Garfield Rights Agreement	A-19
Garfield SEC Documents	A-8
Garfield Shareholders Approval	A-19

A-iv

Garfield Shareholders Meeting	A-23
Garfield Stock Incentive Plans	A-4
Governmental Authority	A-5
Hazardous Materials	A-18
HSR Act	A-5
Intellectual Property	A-11
knowledge	A-34
Leased Property	A-13
Leases	A-13
Mailing Policy	A-13
Material Adverse Effect	A-33
Maximum Premium	A-23
MBCA	A-1
Merger	A-1
Merger Consideration	A-2
Minnesota Secretary of State	A-1
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
Option Shares	A-4
Panther	A-1
Panther Disclosure Schedule	A-5
PII	A-13
Plans	A-14
Privacy Policy	A-13
Products	A-13
Proxy Statement	A-23
Qualified Plan	A-15
Qualifying Transaction	A-31
Sarbanes-Oxley Act	A-12
Securities Act	A-8
Stock Option	A-4
Subcorp	A-1
Subcorp Articles of Incorporation	A-1
Subcorp By-laws	A-2
subsidiary	A-33
Superior Proposal	A-27
Surviving Corporation	A-1
Tax Returns	A-11
Taxes	A-11

A-v

AGREEMENT AND PLAN OF MERGER
      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 4th day of May 2006, by and among VLP Corporation, a Delaware corporation (“Panther”), Panther Subcorp, Inc., a Minnesota corporation and a wholly owned subsidiary of Panther (“Subcorp”), and The Sportsman’s Guide, Inc., a Minnesota corporation (“Garfield”).
RECITALS
      WHEREAS, the respective Boards of Directors of Panther, Subcorp and Garfield have approved the acquisition of Garfield by Panther upon the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, the respective Boards of Directors of Panther, Subcorp and Garfield have approved this Agreement and the merger of Subcorp with and into Garfield (the “Merger”) in accordance with the Minnesota Business Corporation Act, as amended (the “MBCA”), and upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
      NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises set forth in this Agreement, the parties to this Agreement agree as follows:
ARTICLE I.
THE MERGER
      1.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the MBCA, Subcorp shall be merged with and into Garfield at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Subcorp shall cease and Garfield shall continue its existence as the surviving corporation of the Merger under the laws of the State of Minnesota as a wholly owned subsidiary of Panther. Garfield, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”
      1.2.     Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota (the “Minnesota Secretary of State”) articles of merger (the “Articles of Merger”) required by and executed in accordance with Section 615 of the MBCA. The Merger shall become effective when the Articles of Merger have been filed with the Minnesota Secretary of State or at such later time as shall be agreed upon by Panther and Garfield and specified in the Articles of Merger (the “Effective Time”). Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or such other place as the parties to this Agreement may agree on, as soon as practicable (but in any event within three business days) following the satisfaction (or, to the extent permitted by Applicable Laws (as defined below) waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VI (other than those conditions that by their nature cannot be satisfied until the Closing), or at such other place, time and date as shall be agreed in writing between Panther and Garfield. The date on which the Closing takes place is referred to as the “Closing Date.”
      1.3.     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the MBCA, including those set forth in Section 641 of the MBCA.
      1.4.     Articles of Incorporation and By-laws. The Articles of Merger shall provide, subject to Section 5.2(c), that, at the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Articles of Incorporation of Subcorp (the “Subcorp Articles of Incorporation”), except for Article I of the Subcorp

Articles of Incorporation, which shall read “The name of the corporation is ’Garfield, Inc.”’ and (b) the By-laws of Subcorp (the “Subcorp By-laws”) in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, in each case, until amended in accordance with the MBCA.
      1.5.     Directors and Officers of the Surviving Corporation. The directors of Subcorp immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Minnesota and the Articles of Incorporation and by-laws of the Surviving Corporation until their successors are duly qualified and elected. The officers selected by Panther immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the by-laws of the Surviving Corporation. On or prior to the Closing Date, Garfield shall deliver to Panther evidence satisfactory to Panther of the resignations of each of the directors and those officers (specified by Panther) of Garfield and its subsidiaries, such resignations to be effective as of the Effective Time.
ARTICLE II.
CONVERSION OF SECURITIES
      2.1.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Garfield, Subcorp or the holders of any securities of Garfield or Subcorp:

(a) Each share of Garfield Common Stock (as defined below), par value $0.01 per share, of Garfield issued and held, immediately prior to the Effective Time, in Garfield’s treasury, and each share of Garfield Common Stock that is owned by Panther or Subcorp, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each issued and outstanding share of Garfield Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(a), (ii) Dissenting Shares (as defined below), and (iii) shares held by any direct or indirect wholly owned subsidiary of Panther or Garfield (which shares shall remain outstanding, except that the number of such shares shall be adjusted in the Merger to maintain relative ownership percentages)) shall be converted into the right to receive $31 in cash, without interest thereon (the “Merger Consideration”). As of the Effective Time, all shares of Garfield Common Stock cancelled or converted pursuant to Section 2.1(a) or (b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Garfield Common Stock (the “Certificates” and each, a “Certificate”) shall cease to have any rights as shareholders of Garfield, except the right to receive the Merger Consideration for shares of Garfield Common Stock held by them in accordance with the terms of this Agreement.

(c) Shares of Dissenting Shareholders. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Garfield Common Stock (“Dissenting Shares”) held by a Dissenting Shareholder (as defined below) shall not be converted as described in Section 2.1(b) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MBCA; provided, however, that each share of Garfield Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the MBCA, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Garfield shall give Panther (i) prompt notice of any written demands for appraisal of shares of Garfield Common Stock received by Garfield and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Garfield shall not, without prior written consent of Panther, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. As used in this Agreement, the term “Dissenting Shareholder” means any record holder or beneficial owner of Garfield Common Stock who complies with all provisions of the MBCA concerning the right of holders of Garfield Common Stock to dissent from the Merger and obtain fair value for their shares.

(d) Each issued and outstanding common share, par value $.01 per share, of Subcorp shall be converted into one validly issued, fully paid and nonassessable common share of the Surviving Corporation.
      2.2.     Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Panther shall enter into an agreement with Bank of America, or such other bank or trust company as may be designated by Panther and as shall be reasonably satisfactory to Garfield (the “Exchange Agent”). No later than the Effective Time, Panther shall deposit with the Exchange Agent, for the benefit of the holders of Garfield Common Stock for exchange in accordance with this Article II through the Exchange Agent, cash in an amount sufficient to make cash payments due under Section 2.1 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from Panther, deliver the cash to be paid to the shareholders of Garfield pursuant to Section 2.1(b) out of the Exchange Fund and, except as otherwise provided in Section 2.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Panther shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the product of the Merger Consideration multiplied by the number of shares of Garfield Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Garfield Common Stock represented by any Certificate which is not registered in the transfer records of Garfield, the Merger Consideration payable in respect of such Garfield Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Panther that any such tax has been paid or is not applicable. Panther or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Garfield Common Stock such amounts as Panther or the Exchange Agent is required to withhold or deduct under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign law with respect to the making of such payment. To the extent that amounts are so withheld by Panther or the Exchange Agent, such withheld amounts shall be remitted in a timely manner to the appropriate taxing authorities and shall be treated for all purposes of this Agreement as having been paid to the holder of Garfield Common Stock in respect of whom such deduction and withholding were made by Panther or the Exchange Agent. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Garfield Common Stock formerly represented by such Certificate has been converted. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of Garfield shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Garfield Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(e) No Liability. None of Garfield, Panther, Subcorp, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as reasonably directed by Panther, on a daily basis. Any interest and other income resulting from such investments shall be paid to Panther.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
      2.3.     Treatment of Stock Options. Each option to purchase shares of Garfield Common Stock granted pursuant to the Garfield Stock Incentive Plans (as defined below) (each, a “Stock Option”) outstanding at the end of the day immediately before the Closing Date, whether or not vested or exercisable, shall, on the Closing Date prior to the Effective Time, be cancelled and the holder of such Stock Option shall be entitled to receive, in lieu of such cancelled Stock Option, an amount in cash, less any applicable Tax withholding, equal to the product of (i) the number of shares of Garfield Common Stock issuable upon the exercise of such Stock Option (the “Option Shares”) multiplied by (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Stock Option. Garfield will ensure that (i) the Garfield Stock Incentive Plans shall terminate as of the Effective Time and all awards issued under such plans shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of Garfield or any of its subsidiaries shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time, (ii) no holder of a Stock Option or any participant in any Garfield Stock Incentive Plan shall have any right thereunder to acquire any securities of Garfield, the Surviving Corporation or any subsidiary thereof or to receive any payment or benefit with respect to any award under a Garfield Stock Incentive Plan (except as provided above in this paragraph) and (iii) no holder of a Stock Option shall be permitted to exercise such Stock Option after the day that is two business days prior to the scheduled Closing Date. Garfield shall make such payments to the holders of such cancelled Stock Options on the Closing Date, immediately prior to the Effective Time. For purposes of this Agreement, “Garfield Stock Incentive Plans” shall mean the 1991 Incentive Stock Option Plan, the 1994 Nonqualified Performance Option Plan, the 1996 Stock Option Plan, the 1999 Stock Option Plan and the 2004 Stock Incentive Plan. Garfield shall take all actions necessary to effectuate the foregoing prior to the Effective Time.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PANTHER AND SUBCORP
      In order to induce Garfield to enter into this Agreement, Panther and Subcorp hereby represent and warrant to Garfield that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article III are true and correct:
      3.1.     Organization and Standing. Each of Panther and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, other than defects that would not materially impair the ability of

Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp. Each of Panther and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp. Subcorp has, prior to the date of this Agreement, furnished or made available to Garfield complete and correct copies of the Subcorp Articles of Incorporation and the Subcorp By-laws.
     3.2.     Corporate Power and Authority. Each of Panther and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Panther and Subcorp have been duly authorized by all necessary corporate action (including any required action by its board of directors or its shareholders) on the part of each of Panther and Subcorp. This Agreement has been duly executed and delivered by each of Panther and Subcorp, and, assuming this Agreement constitutes a valid and binding obligation of Garfield, constitutes the legal, valid and binding obligation of each of Panther and Subcorp enforceable against each of them in accordance with its terms.
      3.3.     Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Panther or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of, any provision of the Articles of Incorporation of Panther, as amended, or the By-laws of Panther or the Subcorp Articles of Incorporation or the Subcorp By-laws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Panther or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Panther or any of its subsidiaries is a party, other than any violations, conflicts, breaches, defaults, entitlements or other items that would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Panther or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Panther or any of its affiliates with any third party or with any local, domestic, federal, state, municipal, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, in each case, of competent jurisdiction (a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (ii) actions required under any Antitrust Laws (as defined below), which if not taken would, have a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated herein, (iii) filing of the Articles of Merger, and (iv) actions that would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or to prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp.
      3.4.     Brokerage and Finder’s Fees. Except as set forth in the disclosure schedule delivered by Panther to Garfield and dated the date of this Agreement (the “Panther Disclosure Schedule”), none of Panther, any of its affiliates or any shareholder, director, officer or employee of Panther has incurred or will incur on behalf of Panther or Subcorp any obligation or liability to pay any brokerage, finder’s, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

      3.5.     Subcorp’s Operations; Equity Interests.

(a) Subcorp is a direct, wholly owned subsidiary of Panther that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities or owned any properties or assets other than in connection with the transactions contemplated by this Agreement, (ii) conducted any operations other than in connection with the transactions contemplated by this Agreement, or (iii) incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Panther, as Subcorp’s sole shareholder, has approved the Merger (and the other transactions contemplated hereby) and Subcorp’s execution and delivery of this Agreement.

(b) As of the date of this Agreement, neither Panther nor Subcorp nor any of their subsidiaries, or to the knowledge of the executive officers of Panther, their respective affiliates or associates, is an “interested shareholder” of Garfield within the meaning of Section 302A.011(49) of the MBCA.
      3.6.     Information Supplied. None of the information supplied or to be supplied by Panther or Subcorp for inclusion or incorporation by reference in the Proxy Statement (as defined below) (or any amendment or supplement thereto) will contain, at the date the Proxy Statement (or any such amendment or supplement) is first mailed to the shareholders of Garfield and at the time of the Garfield Shareholders Meeting (as defined below) any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      3.7.     Financing. Panther has, and at the Closing will have, sufficient cash, available lines of credit and/or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby (including the payments to be made pursuant to Section 2.3). Panther is a wholly owned subsidiary of Redcats USA, Inc., a Delaware corporation and Redcats USA, Inc. conducts substantially all of its operations solely through Panther.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GARFIELD
      In order to induce Subcorp and Panther to enter into this Agreement, Garfield hereby represents and warrants to Panther and Subcorp that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article IV are true and correct:
      4.1.     Organization and Standing. Garfield is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as now owned, leased, used, operated and conducted. Each of Garfield and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Garfield is not in default in the performance, observance or fulfillment of any provision of the Garfield Restated Articles of Incorporation (the “Garfield Articles”), or the Restated By-laws of Garfield, as in effect on the date of this Agreement (the “Garfield By-laws”). Garfield has heretofore furnished to Panther complete and correct copies of the Garfield Articles and the Garfield By-laws. Listed in Section 4.1 to the disclosure schedule delivered by Garfield to Panther and dated the date of this Agreement (the “Garfield Disclosure Schedule”) is each jurisdiction in which Garfield or its subsidiaries is qualified to do business.
      4.2.     Subsidiaries.

(a) Garfield does not own, directly or indirectly, any material equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2(a) to the Garfield Disclosure Schedule. Garfield is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other person. Except as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, Garfield owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the subsidiaries. Except as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, each of the outstanding shares of capital stock of each subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Garfield free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of the subsidiaries is set forth in Section 4.2(a) to the Garfield Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary, and neither Garfield nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Garfield’s subsidiaries or any predecessors thereof.

(b) The subsidiaries of Garfield set forth in Section 4.2(b) of the Garfield Disclosure Schedule are dormant and have only immaterial contingent or actual liabilities of any nature whatsoever.

      4.3.     Corporate Power and Authority. Garfield has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement by Garfield shareholders in accordance with the MBCA, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Garfield has been duly authorized by all necessary corporate action on the part of Garfield, subject to approval of this Agreement by Garfield shareholders in accordance with the MBCA. This Agreement has been duly executed and delivered by Garfield, and, assuming duly execution of this Agreement by Panther and Subcorp, constitutes the legal, valid and binding obligation of Garfield enforceable against it in accordance with its terms.
      4.4.     Capitalization of Garfield. As of May 1, 2006 (the “Capitalization Date”), the authorized capital stock of Garfield consisted solely of (a) 36,800,000 shares of common stock, par value $.01 per share (“Garfield Common Stock”), of which (i) 7,327,577 shares were issued and outstanding, (ii) no shares were issued and held in treasury, (iii) 1,756,751 shares were reserved for issuance upon the exercise of outstanding Stock Options, and (iv) 9,150,000 shares were reserved for issuance pursuant to the rights issued under the Garfield Rights Agreement (as defined below), (b) 200,000 shares of Series A Preferred Stock, par value $0.01 per share, none of which are issued or outstanding and (c) 3,000,000 undesignated shares, none of which are issued or outstanding. Each outstanding share of capital stock of Garfield is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4 or in Section 4.4 to the Garfield Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type obligating Garfield to issue, sell, repurchase or transfer of any securities of Garfield, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Garfield, and neither Garfield nor any subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Garfield or any predecessors of Garfield. Each outstanding stock option to purchase shares of Garfield Common Stock has been issued pursuant to a Garfield Stock Incentive Plan. Since January 1, 2000, the issuance and sale of all of the shares of capital stock of Garfield described in this Section 4.4 have been in material compliance with United States federal and state securities laws. Section 4.4 to the Garfield Disclosure Schedule sets forth the names of, and the number of shares of each class of (including the number of shares of Garfield Common Stock issuable upon exercise of any option pursuant to the Garfield Stock Incentive Plans and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options or other rights to purchase capital stock of Garfield. Except as set forth in Section 4.4 to the Garfield Disclosure Schedule, Garfield has not agreed to register any securities under the Securities Act (as defined below) or under any state securities law or granted registration rights to any individual or entity. No subsidiary of Garfield owns any capital stock of Garfield.
      4.5.     Conflicts; Consents and Approvals. Except as set forth in Section 4.5 to the Garfield Disclosure Schedule and assuming that this Agreement is approved by the Garfield shareholders in accordance with the MBCA, neither the execution and delivery of this Agreement by Garfield, nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the Garfield Articles or the Garfield By-laws;

(b) except as to matters that would not, individually, or in the aggregate, be material to Garfield and its subsidiaries, taken as a whole, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Garfield or any of the subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Garfield or any of the subsidiaries is a party;

(c) assuming compliance with the matters referred to in Section 4.5(d), violate any applicable order, writ, injunction, decree, statute, rule or regulation applicable to Garfield or any of its subsidiaries or any of their respective properties or assets, except for any such violations which would not have, either individually or in the aggregate, a Material Adverse Effect; or

(d) require any action or consent or approval of, or review by, or registration or filing by Garfield or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement by the holders of Garfield Common Stock, in accordance with the Garfield Articles, the Garfield By-laws and the MBCA, (ii) actions required by the HSR Act, (iii) actions required under any Antitrust Laws that if not made would, individually or in the aggregate, be likely to have a Material Adverse Effect or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated herein, (iv) filings or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (v) filing of the Articles of Merger, and (vi) such other actions, consents, approvals, reviews, registrations and filings, the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
      4.6.     Brokerage and Finder’s Fees. Except as set forth in Section 4.6 to the Garfield Disclosure Schedule, none of Garfield or its subsidiaries, any of their respective affiliates or any director, officer or employee of Garfield or its subsidiaries, has incurred or will incur on behalf of Garfield or its subsidiaries any obligation or liability to pay any brokerage, finder’s, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.
      4.7.     Garfield SEC Documents. Garfield and its subsidiaries have timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it or them since January 1, 2003 under the Exchange Act of 1934 (the “Exchange Act”) or the Securities Act of 1933 (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Garfield SEC Documents”). The Garfield SEC Documents, including any financial statements or schedules included in the Garfield SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively; and, in the case of any Garfield SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Garfield included in the Garfield SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively; and, in the case of any Garfield SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Garfield and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Garfield’s subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act, or is required to file separately any form, report or other document with the Commission, the NASDAQ National Market, any stock exchange or any other comparable Governmental Authority.
      4.8.     Proxy Statement. None of the information provided in writing by Garfield for inclusion in the Proxy Statement, at the date of mailing and at the date of the Garfield Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions of the Proxy Statement that relate only to Panther and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.
      4.9.     Compliance with Law. Except as set forth in Section 4.9 to the Garfield Disclosure Schedule, Garfield and its subsidiaries are in compliance, and at all times since January 1, 2003 have been in compliance, with all applicable judgments, orders, decrees, statutes, laws, ordinances, rules or regulations of any Governmental Authority (“Applicable Laws”) relating to Garfield and its subsidiaries or their respective businesses or properties, except for any such noncompliance that would not have a Material Adverse Effect. Except as set forth in Section 4.9 to the Garfield Disclosure Schedule, to the knowledge of Garfield, no investigation or review by any Governmental Authority with respect to Garfield and its subsidiaries is pending, or threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.
      4.10.     Litigation. Except as set forth in Section 4.10 to the Garfield Disclosure Schedule, there is no action, suit, claim, proceeding or investigation in any court or before any Governmental Authority or any arbitration action before any arbitrator or arbitral panel or mediator (“Action”) pending, or, to the knowledge of Garfield, threatened, against Garfield or its subsidiaries or any executive officer or director of Garfield or its subsidiaries, in their respective capacities as such, that would reasonably be expected to be, individually or in the aggregate, to be material to Garfield and its subsidiaries, taken as a whole. Neither Garfield nor its subsidiaries are subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Garfield and its subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to Garfield and its subsidiaries, taken as a whole or materially adversely affect the ability of Garfield to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.10 to the Garfield Disclosure Schedule, since January 1, 2003, neither Garfield nor its subsidiaries have been subject to any outstanding material order, writ, injunction or decree relating to their respective method of doing business or their respective relationship with past, existing or future users or purchasers of any goods or services of Garfield or its subsidiaries.
      4.11.     No Material Adverse Change; Operation of Garfield’s Business.

(a) Except as set forth in Section 4.11 to the Garfield Disclosure Schedule and except as contemplated by this Agreement, from December 31, 2005 through the date of this Agreement, (i) the businesses of Garfield and its subsidiaries have been conducted in all material respects in the ordinary course of business, and (ii) there has been no Material Adverse Effect or a material adverse effect on the ability of Garfield to consummate the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.11 to the Garfield Disclosure Schedule, since December 31, 2005 through the date of this Agreement, neither Garfield nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c) of this Agreement.

      4.12.     Taxes. Except as set forth in Section 4.12 to the Garfield Disclosure Schedule:

(a) Garfield and its subsidiaries have duly and timely filed all material Tax Returns (as defined below) (including those Tax Returns filed on a consolidated, combined or unitary basis) required to have been filed by Garfield or any of its subsidiaries prior to the date of this Agreement. All of the foregoing Tax Returns are true, complete and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Garfield and its subsidiaries have paid or, prior to the Effective Time, will pay, in each case, within the time and manner prescribed by Applicable Laws, all material Taxes (as defined below) required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state, local, foreign or other taxing authority.

(b) Neither Garfield nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or for which adequate reserves have been established on Garfield’s financial statements included in the Garfield SEC Documents, and neither Garfield nor any of its subsidiaries is delinquent in the payment of any material Tax. Neither Garfield nor any of its subsidiaries has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing or, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, with respect to Garfield or any of its subsidiaries.

(c) Neither Garfield nor any of its subsidiaries is the subject of any material audit or proceeding with respect to Taxes. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax, and no such waivers or extensions have been granted by any taxing authority. With respect to any taxable period ended prior to December 28, 2003, all United States federal income Tax Returns including Garfield or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, or tangible or intangible, of Garfield or any of its subsidiaries (other than liens for Taxes not yet due or for which adequate reserves have been established on Garfield’s financial statements included in the Garfield SEC Documents). No claim has ever been made in writing by an authority in a jurisdiction where neither Garfield nor any of its subsidiaries files Tax Returns that Garfield or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(d) Neither Garfield nor any of its subsidiaries (i) has any liability for Taxes of any Person (other than Garfield or any of its subsidiaries) or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) has been a member of a group filing consolidated Tax Returns for United States federal income Tax purposes (except for the group of which Garfield is the common parent), or (iii) is obligated by any contract, agreement or other arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is Garfield) to indemnify any other person with respect to any material Taxes. Neither Garfield nor any of its subsidiaries is now or has ever been a party to or bound by any agreement or arrangement that affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Garfield or any of its subsidiaries.

(e) Garfield has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this

Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Garfield and its subsidiaries have timely withheld and paid, or caused to be paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(g) Neither Garfield nor any of its subsidiaries has any disclosure obligation under Section 6011 of the Code and the Treasury Regulations thereunder with respect to a transaction that is either a “listed transaction” or a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)) or any other transaction requiring disclosure under analogous provisions (pertaining to potentially abusive transactions) of state or local Tax law.

(h) Garfield has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      “Tax Returns” means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) with respect to Taxes (including any amendments thereto).
      “Taxes” means (i) any and all United States federal, state, local and foreign taxes, duties or assessments of any nature whatsoever, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest, penalties or additions imposed with respect thereto, and (ii) any transferee liability or obligations with respect to any items described in clause (i) above, whether by contract, as a successor or otherwise.
      4.13.     Intellectual Property. Set forth in Section 4.13 to the Garfield Disclosure Schedule is a true and complete list of (i) all of Garfield’s and its subsidiaries’ United States and worldwide patent and trademark registrations and applications, and copyright applications and registrations, in each case, material to the business of Garfield and its subsidiaries taken as a whole as presently conducted, and (ii) all material agreements to which Garfield or its any of subsidiaries is a party granting or obtaining any rights under, or by their terms expressly restricting Garfield’s or any of its subsidiaries’ rights to use, any Intellectual Property “Intellectual Property” means all material intellectual property or other proprietary rights of every kind, including all material United States or foreign patents, United States or foreign patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, domain names, website addresses, URLs, customer lists and related information, software and licenses of any of the foregoing, in each case, used in the business of Garfield or any of its subsidiaries as presently conducted. Either Garfield or one of its subsidiaries owns, licenses or otherwise has the right to use the Intellectual Property free and clear of any liens, claims or encumbrances (other than as provided in the agreements listed in Section 4.13 to the Garfield Disclosure Schedule) as is necessary for the operation of the business of Garfield or any such subsidiary as the case may be, in substantially the same manner as such business is presently conducted. Except as set forth in Section 4.13 to the Garfield Disclosure Schedule, (i) no written claim of invalidity or infringement with respect to any Intellectual Property has been made by a third party and received by Garfield, and, to the knowledge of Garfield, such Intellectual Property is not the subject of any threatened or pending Action; (ii) to the knowledge of Garfield, no individual or entity has asserted orally or in writing that, with respect to the Intellectual Property, Garfield or its subsidiaries or a licensee of Garfield or its subsidiaries is infringing or has infringed any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of any third party; and (iii) the use of the Intellectual Property by Garfield or its subsidiaries does not, to the knowledge of Garfield, and neither Garfield nor any of its subsidiaries has received any notice that their respective use of Intellectual Property does, infringe in any material respect any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not, to the knowledge of

Garfield, involve the misappropriation or improper use or disclosure of any trade secret, confidential information or know-how of any third party; and (iv) neither Garfield nor any of its subsidiaries has taken any action that would result in the voiding or invalidation of any Intellectual Property material to Garfield and its subsidiaries, taken as a whole.
      4.14.     Internal Controls.

(a) Each of the principal executive officer and the principal financial officer of Garfield (or each former principal executive officer and former principal financial officer of Garfield, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Garfield SEC Documents, and Garfield has delivered to Panther a summary of any disclosure made by Garfield’s management to Garfield’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b) Garfield has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Garfield, including its consolidated subsidiaries, that is required to be disclosed by Garfield in the reports it files under the Exchange Act is made known to its principal executive officer and principal financial officer or other appropriate members of management as appropriate to allow timely decisions regarding required disclosure; (ii) designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Garfield’s financial statements; (iii) with the participation of Garfield’s principal executive and financial officers, completed an assessment of the effectiveness of Garfield’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such internal controls were effective using the framework specified in Garfield’s Annual Report on Form 10-K for such year; and (iv) to the extent required by Applicable Laws, disclosed in such report or in any amendment thereto any change in Garfield’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Garfield’s internal control over financial reporting.

(c) Garfield has disclosed, based on the most recent evaluation of internal control over financial reporting, to Garfield’s auditors and the audit committee of the Garfield Board of Directors (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect Garfield’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Garfield’s internal control over financial reporting. Garfield has identified, based on the most recent evaluation of internal control over financial reporting, for Garfield’s auditors any material weakness in internal controls. Garfield has provided to Panther true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide Panther true and correct copies of any such disclosure that is made after the date hereof.

(d) As of the date of this Agreement, to the knowledge of Garfield, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect.

(e) There are no pending (i) formal or, to the knowledge of Garfield, informal investigations of Garfield by the Commission, (ii) to the knowledge of Garfield, except as set forth in Section 4.14(e) of the Garfield Disclosure Schedule, inspections of an audit of Garfield’s financial statements by the Public Company Accounting Oversight Boards or (iii) investigations by the audit committee of the Garfield Board regarding any complaint, allegation, assertion or claim that Garfield or any Garfield subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Garfield will promptly provide to Panther information as to any such matters that arise after the date hereof.

      4.15.     Real Properties.

(a) Neither Garfield nor its subsidiaries owns a fee simple interest in any real property. Section 4.15 to the Garfield Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by Garfield or its subsidiaries (collectively, the “Leased Property”). Correct and complete copies of all leases, subleases and other agreements (and any amendments or modifications thereto) pursuant to which Garfield or its subsidiaries occupies the Leased Property (the “Leases”) have been delivered to Panther. The Leases are valid, binding and in full force and effect and there are no outstanding defaults or circumstances which, upon the giving of notice or the passage of time or both, would constitute a default or breach by Garfield or its subsidiaries, or, to the knowledge of Garfield, the other party thereto, under any Lease.

(b) Garfield or its subsidiaries own or hold under valid leases or other rights to use all material real property, plants, machinery and equipment necessary for the conduct of the business of Garfield and its subsidiaries as presently conducted. Except as set forth in Section 4.15 to the Garfield Disclosure Schedule, the material buildings, plants, machinery and equipment necessary for the conduct of the businesses of Garfield and its subsidiaries as presently conducted are in reasonably good operating condition and are adequate for the uses to which they are being put, taken as a whole.
      4.16.     Privacy Policy; Customer Solicitation.

(a) Garfield has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally identifiable information (the “PII”) or does not collect PII. Garfield has not collected, transmitted or used any PII in an unlawful manner and is not in violation in any material respect of its Privacy Policy. Garfield has posted its Privacy Policy on its website. Garfield has reasonably adequate security measures in place to protect the PII it receives from illegal or unauthorized use by its personnel or third parties.

(b) Garfield has established a policy (a “Mailing Policy”) relating to email or other electronic or non-electronic solicitation of, or communication with, potential customers or prospects that is in compliance in all material respects with the requirements of all Applicable Laws, including, as applicable, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003.
      4.17.     Products.

(a) Garfield has delivered a true and correct list of all products sold by Garfield and its subsidiaries during the period beginning on January 1, 2005 and ending on April 26, 2006 (the “Products”).

(b) There are no claims or decisions by any Governmental Authority or arbitrator that any product sold by Garfield or its subsidiaries over the last two years is defective or dangerous or fails to meet any standards promulgated by any Governmental Authority, except for such claims or decisions as would not involve an amount in excess of $100,000 or would not otherwise be material to Garfield and its subsidiaries, taken as a whole.

(c) Garfield and its subsidiaries have not sold firearms, other weapons, or ammunition other than in material compliance with all Applicable Laws. To the knowledge of Garfield, there is no planned change in the laws and regulations relating to or affecting the sale of firearms, weapons or ammunition, that would likely have a Material Adverse Effect.

(d) Except as set forth in Section 4.17(d) of the Garfield Disclosure Schedule, neither Garfield nor any of its subsidiaries has received notice of, and to the knowledge of Garfield, there have been no product recalls since January 1, 2002. Garfield has established procedures for product recalls as set forth in Section 4.17 to the Garfield Disclosure Schedule.

      4.18.     Suppliers. Section 4.18 to the Garfield Disclosure Schedule sets forth a true and correct list of the 10 largest (in terms of dollar amount) suppliers of Garfield and each of its subsidiaries for the year ended December 31, 2005. Except as set forth in Section 4.18 to the Garfield Disclosure Schedule, no person listed in Section 4.18 to the Garfield Disclosure Schedule within the last 12 months has threatened to cancel or otherwise terminate, or to Garfield’s knowledge, intends to cancel or otherwise terminate, the relationship of such person with Garfield or its subsidiaries, and no such person has during the last 12 months decreased materially or threatened to decrease or limit materially, or has informed Garfield in writing of its intention to modify materially, its relationship with respect to Garfield or its subsidiaries or to decrease or limit materially its services or supplies to Garfield or its subsidiaries or its usage or purchase of the services or products of Garfield or its subsidiaries.
      4.19.     Customer Accommodations. Section 4.19 to the Garfield Disclosure Schedule sets forth a true and correct list of all material customer accommodations, including obligations and liabilities for refunds, buyer’s club and other discount programs, adjustments, allowances, repairs, exchanges, returns, and other account specific programs (collectively, “Customer Accommodations”). All expenses for Customer Accommodations for the fiscal year ended December 31, 2005 (including all items enumerated in Section 4.19 to the Garfield Disclosure Schedule) have been accounted for in the consolidated financial statements of Garfield for the year ended December 31, 2005.
      4.20.     Transferred Inventory. The finished goods inventory of Garfield and of each of its subsidiaries consists of items of a quality that is usable or salable in the ordinary course of business consistent with past practice (subject to applicable reserves established in accordance with GAAP).
      4.21.     Employee Benefit Plans.

(a) For purposes of this Section 4.21, the following terms have the definitions given below:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all employee benefit plans, agreements, policies, programs and other arrangements covering or providing benefits to any employee or former employee in respect of services provided to Garfield or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Garfield or any of its subsidiaries or to which Garfield or any of its subsidiaries contributes, is party, or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit-sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, severance agreement, consulting agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA).

(b) Section 4.21 to the Garfield Disclosure Schedule lists all Plans. With respect to each Plan, Garfield has provided or made available to Panther a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the two most recent annual financial and/or actuarial reports, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as set forth in Section 4.21(b) to the Garfield Disclosure Schedule, there is no amendment to any Plan that has been adopted or approved nor has Garfield or any of its subsidiaries undertaken to make any such amendment or to adopt or approve any new Plan, except as required by Applicable Laws. Neither Garfield nor any of its subsidiaries has an ERISA Affiliate (or its equivalent in a non-U.S. jurisdiction) that is neither Garfield nor one of Garfield’s subsidiaries.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. No circumstances exist that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

(d) All contributions required to be made by Garfield or any of its subsidiaries to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.

(e) Garfield and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There are no existing circumstances that would reasonably be expected to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Garfield or any of its subsidiaries under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and no circumstances exist that could reasonably be expected to give rise to a material liability to Garfield or any of its subsidiaries under any of those statutory provisions. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has Garfield or any of its subsidiaries or any of their respective current and former ERISA Affiliates, at any time prior to the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) Neither Garfield nor any of its subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Garfield nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of Garfield or its subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Except as set forth in Section 4.21(i) to the Garfield Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Garfield or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.21(i) to the Garfield Disclosure Schedule, no amount paid or payable by Garfield or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events (including, without limitation, a termination of employment), could reasonably be expected to constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(j) Except as disclosed in Section 4.21(j) to the Garfield Disclosure Schedule, there are no pending, or, to the knowledge of Garfield, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of Garfield or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of the Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

(k) No Plan is subject to the laws of any jurisdiction outside of the United States.

(l) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Garfield or any of its subsidiaries has occurred or is reasonably expected to occur.
      4.22.     Contracts. Section 4.22 to the Garfield Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments (other than Plans) (each, a “Contract”) to which Garfield or its subsidiaries is a party and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Garfield’s and its subsidiaries’ business other than those that are not material to the business of Garfield and its subsidiaries taken as a whole; (b) joint venture, partnership and similar agreements, or Contract to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of inventory from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form)); (c) Contracts that are service contracts or equipment leases involving payments by Garfield or its subsidiaries of more than $50,000 per year; (d) Contracts containing covenants purporting by their express terms to limit the freedom of Garfield or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals; (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Panther or its subsidiaries (other than Garfield and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (f) Contracts that contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Garfield or its subsidiaries, or any customer, licensee or lessee thereof; (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000 individually, or $300,000 in the aggregate; (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $75,000 and not cancelable by Garfield or its subsidiaries (without premium or penalty) within 60 days; (i) Contracts with any labor organization or union or labor Contracts with any individuals employed by, or otherwise performing services primarily for, Garfield or its subsidiaries; (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $100,000, letters of credit or other agreements or instruments of Garfield or its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by Garfield or its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Garfield or its subsidiaries; (k) Contracts involving annual revenues to the business of Garfield and its subsidiaries in excess of 3% of the annual revenues of Garfield and its subsidiaries taken as a whole; (l) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by Garfield or its subsidiaries involving more than $100,000 over the term of the Contract; (m) Contracts with or for the benefit of any of Garfield’s affiliates, executive officers or directors or family members thereof (other than Garfield’s subsidiaries); (n) Contracts between Garfield or any of its subsidiaries or between any such subsidiaries; (o) Contracts with an outstanding term of 24 months or more, other than immaterial contracts; or (p) employment agreements entered into in connection with this Agreement. All such Contracts are valid and binding obligations of Garfield or its subsidiaries, as the case may be, and, to the knowledge of Garfield, the valid and binding obligation of each other party thereto. As of the date of this Agreement, except as set forth in Section 4.22 to the Garfield Disclosure Schedule, neither Garfield nor its subsidiaries have received a notice of non-renewal or a notice of termination or any indication of an intent to terminate any Contract, or to Garfield’s knowledge, any oral notice of non-renewal or notice of termination or any oral indication of an intent to terminate any Contract. Neither Garfield or its subsidiaries, nor, to the knowledge of Garfield, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default or breach under or permit the termination, renegotiation or acceleration of term of, any such Contract, except for any such violation, default, breach or the like which would not be material to Garfield and its subsidiaries, taken as a whole.
      4.23.     Labor Matters. Except as set forth in Section 4.23 to the Garfield Disclosure Schedule, neither Garfield nor its subsidiaries is a party to any labor contract or collective bargaining agreement with any labor union or organization representing any individuals employed by Garfield or its subsidiaries. There is no labor strike or stoppage pending, or, to the knowledge of Garfield, threatened, against Garfield or its subsidiaries, and neither Garfield nor any of its subsidiaries has experienced any labor strike, or stoppage or other material labor difficulty involving its employees since January 1, 2003. Since January 1, 2003, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Garfield or any of its subsidiaries. Each of Garfield and its subsidiaries is in compliance in all material respects with all Applicable Laws and agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classification of service providers as employees or independent contractors).
      4.24.     Permits; Compliance.

(a) Garfield and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business substantially in the same manner as it is now being conducted (collectively, the “Garfield Permits”), except where the failure to have or obtain any of the foregoing would not reasonably be expected to have a Material Adverse Effect, and there is no Action pending, or, to the knowledge of Garfield, threatened, regarding any of the Garfield Permits which would have a Material Adverse Effect. Except as set forth in Section 4.24(a) to the Garfield Disclosure Schedule, neither Garfield nor any of its subsidiaries is in conflict with, or in default or violation of any of the Garfield Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be material to Garfield and its subsidiaries, taken as a whole.

(b) Except as set forth in Section 4.24(b) to the Garfield Disclosure Schedule, all necessary clearances or approvals from Governmental Authorities for all products that are manufactured, distributed or sold by Garfield and its subsidiaries have, to the knowledge of Garfield, been obtained, and Garfield and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by Garfield and its subsidiaries of such products.
      4.25.     Environmental Matters. Except for matters disclosed in Section 4.25 to the Garfield Disclosure Schedule, (a) the properties, operations and activities, including the Leased Property, of Garfield and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past material noncompliance of Garfield or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) Garfield and its subsidiaries and the properties and operations of Garfield and its subsidiaries, including the Leased Property, are not subject to any existing, pending, or, to the knowledge of Garfield, threatened Action by or before any court or Governmental Authority under any Environmental Law which would have a Material Adverse Effect; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by Garfield or its subsidiaries or in connection with their current or former properties or operations, including the Leased Property which would have a Material Adverse Effect; and (d) there has been no material exposure of any person or property, including the Leased Property, to any Hazardous Material in connection with the current or former properties, operations and activities of Garfield and its subsidiaries which would have a Material Adverse Effect. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, asbestos, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all material authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.
      4.26.     Insurance. Section 4.26 to the Garfield Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by Garfield and its subsidiaries on the date this Agreement that afford coverage to Garfield or its subsidiaries, or the assets or businesses of Garfield or its subsidiaries. Garfield’s and its subsidiaries’ insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, with respect thereto and there is no existing material default or event that, with the giving of notice or lapse of time or both, would constitute a material default thereunder. All premiums under Garfield’s and its subsidiaries’ insurance policies have been paid in full to date. Garfield and its subsidiaries have not been refused any insurance, nor has the coverage of Garfield or any of its subsidiaries been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Garfield or its covered subsidiary is a “named insured” or an “insured” under such insurance policies. Set forth in Section 4.26 to the Garfield Disclosure Schedule is the amount of the annual premium currently paid by Garfield for its directors’ and officers’ liability insurance.
      4.27.     Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Garfield as of December 31, 2005 (or the notes thereto) included in the Garfield SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice, and, if incurred after the date of this Agreement, not prohibited by this Agreement, (c) liabilities and obligations arising under or in respect of the Plans, the Contracts (and other contractual obligations entered into by Garfield or any of its subsidiaries in respect of the purchase of inventory, in the ordinary course of business,) and the Garfield Permits, (d) liabilities which, individually or in the aggregate, are not material to Garfield and its subsidiaries, taken as a whole, or (e) as set forth in Section 4.27 to the Garfield Disclosure Schedule, Garfield and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
      4.28.     Opinion of Financial Advisor. The Board of Directors of Garfield has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., Garfield’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Garfield Common Stock in the Merger is fair to such holders from a financial point of view. Garfield will provide a written copy of such opinion to Panther solely for informational purposes promptly after receipt by Garfield of such opinion, and, on the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

      4.29.     Board Recommendation; Required Vote. The Board of Directors of Garfield, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved the Merger, (b) determined, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the shareholders of Garfield, and (c) resolved, as of the date of this Agreement, to recommend that the shareholders of Garfield approve this Agreement (the “Garfield Board Recommendation”). The affirmative vote of holders of a majority of the voting power of all shares of Garfield Common Stock entitled to vote to approve this Agreement, there having not been received a negative vote of more than 40% of the voting power of all shares of Garfield Common Stock entitled to vote (the “Garfield Shareholders Approval”), is the only vote of the holders of any class or series of Garfield capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.
      4.30.     State Takeover Statutes. Assuming the accuracy of the representation set forth in Section 3.5 as of the date hereof and the Effective Time, no action is required by the Garfield Board of Directors or its shareholders to render inapplicable to this Agreement and the Merger the restrictions on (x) “control share acquisition” (as defined in Section 671 of the MBCA) set forth in Section 671 of the MBCA and (y) “business combinations with interested shareholder” (as defined in Section 673 of the MBCA) set forth in Section 673 of the MBCA.
      4.31.     Rights Agreement. The Rights Agreement, dated as of May 11, 1999, by and between Garfield and Norwest Bank Minnesota N.A., as Rights Agent (the “Garfield Rights Agreement”), has been amended so that (a) each of Panther and Subcorp is exempt from the definition of “Acquiring Person” (as defined in the Garfield Rights Agreement); (b) no “Stock Acquisition Date,” “Distribution Date” or “Triggering Event” (as such terms are defined in the Garfield Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement: and (c) the Garfield Rights Agreement will expire immediately prior to the Effective Time. The Garfield Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all such amendments to the Garfield Rights Agreement have been previously provided to Panther.
ARTICLE V.
COVENANTS OF THE PARTIES
      The parties to this Agreement agree that:
      5.1.     Mutual Covenants.

(a) HSR Act Filings; Reasonable Efforts; Notification.

(i) Each of Panther and Garfield shall (A) promptly make or cause to be made (x) the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement and (y) such other filings required under any Antitrust Laws; provided that in any event the initial filing with respect to this Agreement under the HSR Act shall be made within 20 business days after the date of this Agreement; (B) comply promptly with any request under the HSR Act or any other Antitrust Laws for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions; and (C) act in good faith and use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

(ii) Each of Panther and Garfield, as applicable, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, Panther and Garfield shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Panther and Garfield decide that litigation is not in their respective best interests. Garfield agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.1, in connection with any filing or submission required, action to be taken or commitment to be made by Panther or Garfield to consummate the Merger or other transactions contemplated by this Agreement, Garfield shall not, without Panther’s prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines or assets of Garfield or take any other action or commit to take any action that would limit Garfield’s or Panther’s freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets; provided that the foregoing shall not relieve any party of its obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the provisions of this Section 5.1(a) or in Section 5.1(b) shall in no event be construed to (i) require either Garfield or Panther to undertake any efforts, or to take or consent to any action if such efforts, action or consent would reasonably be likely to result in a Material Adverse Effect in relation to the continuing operation of Garfield, or (ii) limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 7.1, so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 5.1(a).

(b) Reasonable Efforts. Each of the parties to this Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any); (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time; (iii) the preparation of the Proxy Statement; (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.1(a) above or this Section 5.1(b).

(c) Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release mutually agreed upon by Panther and Garfield. Unless otherwise required by Applicable Laws or requirements of the Nasdaq National Market (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, each of Panther and Garfield shall use its reasonable best efforts to consult with each other before issuing any press release or other public statement with respect to the Merger or the financial results or operations of Garfield (other than historical financial results that have been previously disclosed) and shall not issue any such press release prior to such consultation; provided, however, that Panther and Garfield may make any public statement in response to specific questions by the press, analysts, investors and others so long as such statements disclose only that information which has been disclosed in previous press releases or public disclosures permitted by this Agreement.

(d) Obligations of Panther’s and of Garfield’s Subsidiaries. Whenever this Agreement requires any of Panther’s subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Panther to cause its subsidiaries to take such action. Whenever this Agreement requires any of Garfield’s subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Garfield to cause its subsidiaries to take such action.

(e) Conveyance Taxes. Panther, Subcorp and Garfield shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be paid by the party bearing legal responsibility for such payment.

      5.2. Covenants of Panther and Subcorp.

(a) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as contemplated by this Agreement and will not have any material assets or any material liabilities.

(b) Employees and Employee Benefits.

(i) From the Effective Time through December 31, 2007, Panther shall provide Garfield Employees (as defined below) with employee benefit plans, programs, contracts or arrangements that, in the aggregate, will provide benefits that are not materially less favorable in the aggregate than those provided to such Garfield Employees as of the date of this Agreement, it being understood that, (i) except as otherwise provided by this Agreement, the foregoing shall not require Panther or the Surviving Corporation to maintain any particular Plan and (ii) the Garfield Stock Incentive Plans shall be terminated immediately prior to the Effective Time.

(ii) From and after the Effective Time, Panther shall treat all service by Garfield Employees with Garfield and its subsidiaries and their respective predecessors (to the extent recognized by the applicable Plan) prior to the Effective Time for purposes of the employee benefit plans of Panther and its subsidiaries as service with Panther or its subsidiaries (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Panther), and, with respect to any medical or dental benefit plan in which Garfield Employees participate after the Effective Time, Panther shall waive or cause to be waived any preexisting condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a preexisting condition of any Garfield Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such preexisting condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Plan in which the Effective Time occurs by a Garfield Employee or a Garfield Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Panther and subsidiaries of Panther.

(iii) For purposes of this Section 5.2(b), “Garfield Employees” means individuals who are, as of the Effective Time, employees of Garfield or any of its subsidiaries that are not subject to collective bargaining agreements for as long as they remain employees of Panther and its subsidiaries.

(iv) Without limiting the generality of Section 8.6, nothing in this Section 5.2(b), express or implied, is intended to or shall confer upon any Garfield Employee any right, benefit or remedy of any nature whatsoever.

(v) From and after the Effective Time, Panther shall, or shall cause the Surviving Corporation to, assume and honor all Plans (other than any Garfield Stock Incentive Plan or other similar equity-based Plan); provided, however, nothing in this Agreement shall restrict Panther’s or the Surviving Corporation’s ability to amend or terminate such Plans in accordance with their terms

(c) Directors’ and Officers’ Indemnification and Insurance.

(i) Panther shall, to the fullest extent permitted by Applicable Laws, cause the Surviving Corporation to honor all Garfield’s obligations to indemnify the current or former directors or officers of Garfield for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Garfield exist on the date of this Agreement, whether pursuant to the Garfield Articles, the Garfield By-laws or individual indemnity agreements as in effect as of the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Garfield Articles, the Garfield By-laws and such individual indemnity agreements as in effect as of the date hereof from the Effective Time until six years following the Effective Time. Panther shall, to the fullest extent permitted by Applicable Laws, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

(ii) For a period of six years after the Effective Time, Panther shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Garfield (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by Garfield for such insurance (such 250% amount, the “Maximum Premium”); provided further, however, that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this Section 5.2(c)(ii) by purchasing a “tail” policy under Garfield’s existing directors’ and officers’ insurance policy which (x) has an effective term of six years from the Effective Time, (y) covers those persons who are currently covered by Garfield’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (z) contains terms and conditions that are no less favorable to the insured than those of Garfield’s directors’ and officers’ insurance policy in effect as of the date hereof. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Panther shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. Garfield represents to Panther that the Maximum Premium is $475,160.

(iii) In the event Panther, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Panther or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.2.

      5.3. Covenants of Garfield.

(a) Preparation and Filing of Proxy Statement. Promptly following the execution of this Agreement, Garfield shall (i) prepare and file with the Commission as promptly as practicable, and in no event later than 30 days following the date hereof, the Proxy Statement and shall use all reasonable best efforts to have the Proxy Statement cleared by the Commission under the Exchange Act as soon as is reasonably practicable; (ii) use reasonable best efforts in clearing the Proxy Statement with the staff of the Commission; and (iii) cause the Proxy Statement to be mailed to holders of the Garfield Common Stock as promptly as practicable after the Proxy Statement is cleared by the Commission under the Exchange Act. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Garfield (i) shall provide Panther an opportunity to review and comment on such document or response, and (ii) shall include in such document or response all reasonable comments proposed by Panther. Panther shall furnish to Garfield, for inclusion in the Proxy Statement, all information concerning Panther and Subcorp as Garfield may reasonably request.
      The letter to shareholders of Garfield, notice of meeting, proxy statement and form of proxy to be distributed to holders of Garfield Common Stock in connection with the Merger and any annexes, schedules and exhibits required to be filed with the Commission in connection therewith are collectively referred to herein as the “Proxy Statement.”

(b) Garfield Shareholders Meeting. Garfield shall take all action in accordance with the United States federal securities laws, the MBCA, the Garfield Articles and the Garfield By-laws necessary to duly call, give notice of, convene and hold a special meeting of Garfield Shareholders (the “Garfield Shareholders Meeting”) to be held on the earliest practicable date determined in consultation with Panther to consider and vote upon approval of this Agreement; provided, that Garfield may on only one occasion, delay a previously called Garfield Shareholders Meeting for no more than five (5) business days from the date the Garfield Board of Directors determines that a proposal is a Superior Proposal (as defined below), provided, further, that Garfield shall send Panther written notice of its intention to delay such meeting no later than the date that the Garfield Board of Directors determines such proposal to be a Superior Proposal. Subject to this Section 5.3(b), Garfield shall take all lawful actions to solicit the approval of this Agreement by the shareholders of Garfield. Garfield shall, except as provided in this

Section 5.3(b) and in Section 5.3(d), through the Board of Directors of Garfield, recommend to the shareholders of Garfield approval of this Agreement and the transactions contemplated hereby, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Panther its recommendation. However, the Board of Directors of Garfield shall be permitted to (i) not recommend to Garfield Shareholders that they give the Garfield Shareholders Approval, or (ii) withdraw, modify or change the Garfield Board Recommendation in a manner adverse to Panther (a “Garfield Change in Recommendation”), and, in such event, not solicit votes in favor of such approval, if the Board of Directors of Garfield has concluded in good faith, based upon the advice of outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would be reasonably likely to result in a breach of, or be inconsistent with, its fiduciary obligations to Garfield’s shareholders under Applicable Laws; provided that Garfield shall send Panther written notice of its intention to effect a Garfield Change in Recommendation at least three (3) business days prior to effecting a Garfield Change in Recommendation. Notwithstanding any such Garfield Change in Recommendation, Panther shall have the option, following such Garfield Change in Recommendation, to terminate this Agreement pursuant to Section 7.1(d). Garfield shall ensure that the Garfield Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Garfield Shareholders Meeting are solicited, in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, (i) Garfield agrees that its obligation to duly call, give notice of, convene and hold the Garfield Shareholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Garfield Board Recommendation, and (ii) Garfield agrees that its obligations to duly call, give notice of, convene and hold the Garfield Shareholders Meeting pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Garfield of any Superior Proposal.

(c) Conduct of Garfield’s Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Panther, and except as expressly permitted by this Agreement or set forth in Section 5.3(c) to the Garfield Disclosure Schedule, Garfield covenants and agrees that it and its subsidiaries:

(i) shall conduct its operations in the ordinary course consistent with past practice and shall use commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain its current relationships with customers, suppliers, lessees and licensees, to the end that their goodwill and ongoing business shall not be impaired in any material respect;

(ii) shall not do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify capital stock of Garfield, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of capital stock of Garfield or any securities or obligations convertible into or exchangeable for any shares of capital stock of Garfield (other than dividends or distributions from its direct or indirect wholly owned subsidiary in the ordinary course of business), (C) grant any person any right or option to acquire any shares of capital stock of Garfield, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock of Garfield or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of Garfield or such securities (except pursuant to the exercise of Stock Options that are outstanding as of the date of this Agreement), and for the avoidance of doubt, neither Garfield nor any of its subsidiaries shall grant any awards under the Garfield 2006 Restricted Stock Plan in the event such plan is approved by Garfield’s shareholders, (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of capital stock of Garfield, or (F) open any offering period or issue any shares of Garfield capital stock or grant any purchase rights including pursuant to any Garfield Stock Incentive Plan, except as required pursuant to any Garfield Stock Incentive Plan as of the date hereof;

(iii) shall not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, assign its right to occupy, or otherwise dispose of any property or assets of Garfield or its subsidiaries, including the Leased Property, other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions (x) of inventory and other assets in the ordinary course of business or (y) that, individually or in the aggregate, are immaterial;

(iv) shall not make or propose any changes in the Garfield Articles or the Garfield By-laws;

(v) shall not amend or modify, or propose to amend or modify, the Garfield Rights Agreement, as amended as of the date of this Agreement;

(vi) shall not merge or consolidate with any other person;

(vii) shall not acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any person or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of inventory and other assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));

(viii) shall not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity (except for (A) endorsement for deposit or collection of checks and negotiable instruments in the ordinary course of business and (B) an amount not in excess of $10,000,000 pursuant to the Credit Agreement dated as of June 29, 2004 between Garfield and Wells Fargo Bank, N.A., as amended);

(ix) shall not create any subsidiaries;

(x) shall not (A) enter into, adopt, amend or terminate any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan, or any other employee benefit plan, program or policy for the benefit of any current or former employee, officer, director or consultant of Garfield or any of its subsidiaries, (B) other than as set forth in Section 5.3(c)(x) of the Garfield Disclosure Schedule, increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of Garfield or any of its subsidiaries (including any such increase pursuant to any employee benefit plan) or pay any amounts under such arrangements (including severance arrangements) not otherwise due, (C) grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director, or consultant of Garfield or any of its subsidiaries, (D) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (E) provide any funding for any rabbi trust or similar arrangement except as required by existing deferred compensation plans or (F) hire or otherwise employ any person except (i) to replace a person employed by Garfield (other than any officer or other key employee) in the ordinary course of business consistently with past practices on terms no more favorable to such person than the terms applicable to such replaced person or (ii) persons for non-managerial positions to fulfill a business need in the operations of Garfield’s business in the ordinary course of business consistent with past practice;

(xi) shall not enter into, adopt or amend in any material respect any Plan, except as shall be required by Applicable Laws;

(xii) shall not take any action that could give rise to severance benefits payable to any officer or director of Garfield as a result of consummation of the transactions contemplated by this Agreement;

(xiii) shall not change any material method or principle of Tax or financial accounting, except to the extent required by Applicable Laws or GAAP, as advised by Garfield’s regular independent accountants;

(xiv) shall not, except in the ordinary course of business consistent with past practice, settle any Actions, whether now pending or made or brought after the date of this Agreement;

(xv) shall not, except in the ordinary course of business consistent with past practice, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, (x) any Contract set forth in Section 4.22 to the Garfield Disclosure Schedule, (y) any Lease, or (z) any confidentiality agreement to which Garfield is a party;

(xvi) shall not enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

(xvii) shall not write up, write down or write off the book value of any fixed assets, except for depreciation and amortization in accordance with GAAP consistently applied and except, following consultation with Panther, as required by Applicable Laws or GAAP;

(xviii) shall not incur or commit to any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate;

(xix) shall not make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies or a renewal thereof to the extent set forth in Section 4.26 to the Garfield Disclosure Schedule;

(xx) shall not take any action to exempt or make not subject to (A) the provisions of Section 671 or 673 of the MBCA or (B) any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Panther or its subsidiaries) or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xxi) shall not take any action that would likely result in a violation or breach of any agreement, covenant, representation or warranty contained in this Agreement;

(xxii) shall not take any action that would likely have the effect of preventing or impeding the consummation of the Merger or of the other transactions contemplated by this Agreement;

(xxiii) shall not make, revoke or amend any material Tax election, enter into any closing agreement, surrender any claim for a refund of Taxes, settle or compromise any claim or assessment with respect to a material amount of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with Panther, file or amend any material Tax Returns; or

(xxiv) except as expressly permitted in this Agreement, shall not agree to take any of the foregoing actions.

(d) No Solicitation.

(i) Subject to Sections 5.3(d)(ii)-(iv), Garfield agrees that neither it nor any subsidiary of Garfield shall, and that it shall use its reasonable best efforts to cause its and their respective directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to Garfield’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to Garfield’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3(d), (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(d)(ii)).

(ii) Notwithstanding the limitations set forth in Section 5.3(d)(i), prior to the Garfield Shareholders Approval, if Garfield receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of Garfield determines in good faith is reasonably expected to result in a Superior Proposal, Garfield may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, Garfield receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality (provided, that if any confidentiality agreement with such third party does not contain standstill provisions or contains standstill provisions more favorable to such third party than those contained in the confidentiality agreements between Panther and Garfield, dated January 6, 2006 and January 20, 2006 (together, the “Confidentiality Agreement”), then Garfield shall execute and deliver to Panther a waiver of the standstill provisions of the Confidentiality Agreement such that Panther will not be subject to greater standstill restrictions in any respect than the third party making such Alternative Proposal), to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal. Upon receipt by Garfield after the date hereof of any Alternative Proposal or any request for nonpublic information which it reasonably believes would lead to an Alternative Proposal, Garfield shall provide Panther with oral and written notice of the material terms and conditions of such Alternative Proposal, or of such request or inquiry and shall provide Panther with such reasonable information as is reasonably necessary to keep Panther reasonably informed with respect to any material current developments regarding any such Alternative Proposal, or regarding any such request or inquiry.

(iii) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of Garfield may, at any time prior to the receipt of Garfield Shareholder Approval, effect a Garfield Change in Recommendation if the Board of Directors of Garfield has concluded in good faith, after consultation with Garfield’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Garfield Change in Recommendation would be reasonably likely to result in a breach of, or be inconsistent with, the directors’ fiduciary obligations to Garfield’s shareholders under Applicable Laws; provided, however, that Garfield shall send Panther written notice of its intention to effect a Garfield Change in Recommendation at least three (3) business days prior to effecting a Garfield Change in Recommendation.

(iv) Nothing contained in this Agreement shall prohibit Garfield or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other disclosures required by Applicable Laws, provided that the foregoing shall not relieve Garfield and its Board of Directors from complying with this Section 5.3(d) and Section 5.3(a).

(v) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Panther or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Garfield, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of Garfield and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of any class of capital stock of Garfield or fifteen percent (15%) or more of the voting power represented by the outstanding voting securities of Garfield.

(vi) As used in this Agreement “Superior Proposal” shall mean an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of Garfield and its subsidiaries as a whole or at least a majority of the total outstanding voting securities of Garfield on terms that the Board of Directors of Garfield determines in good faith, after consultation with Garfield’s financial and legal advisors, and considering such factors as Garfield’s Board of Directors considers to be appropriate (including the timing, ability to finance and likelihood of consummation of such proposal), are more favorable to Garfield and its shareholders than the transactions contemplated by this Agreement provided that the Board of Directors of Garfield shall not so determine that any such proposal is a Superior Proposal prior to the time that is 48 hours after the time at which Garfield has complied in all material respects with the last sentence of Section 5.3(d)(ii) with respect to such proposal.

(e) Access. Subject to legal restrictions resulting from Antitrust Laws, upon reasonable notice throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, Garfield shall permit representatives of Panther to have reasonable access during normal business hours to Garfield’s premises, properties, books, records, contracts and documents; provided, however, that any such access shall not unduly disrupt or unreasonably interfere with the conduct of business. Notwithstanding the foregoing, Panther and its representatives shall not have access to personnel records of Garfield and its subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which would subject Garfield or any of its subsidiaries to a risk of liability. Panther will keep the information obtained pursuant to this Section 5.3(e) confidential pursuant to the terms of the Confidentiality Agreement and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential in accordance with the terms of the Confidentiality Agreement. No investigation conducted pursuant to this Section 5.3(e) shall affect or be deemed to modify any representation or warranty made in this Agreement.

(f) Subsequent Financial Statements. Prior to the Effective Time or the earlier termination of this Agreement, Garfield shall consult with Panther prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Garfield SEC Documents after the date of this Agreement.

(g) Advice of Changes. Prior to the Effective Time or the earlier termination of this Agreement, Garfield shall promptly advise Panther orally and in writing of any event, change, effect, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(h) Consultation. In connection with the continuing operation of the business of Garfield and its subsidiaries between the date of this Agreement and the Effective Time or earlier termination of this Agreement, Garfield shall use reasonable efforts to consult in good faith on a regular basis with the representatives of Panther to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Panther or its representatives; provided that the consultation required by this Section 5.3(h) shall be conducted in a manner so as not to disrupt in any material respect the business of Garfield. Garfield acknowledges that any such consultation shall not constitute a waiver by Panther of any rights it may have under this Agreement and that Panther shall not have any liability or responsibility for any actions of Garfield any of its subsidiaries or any of their respective directors or officers with respect to matters that are the subject of such consultations.

(i) Other Third Party Consents, Waivers or Approvals. From and after the date hereof, Garfield shall use its best efforts, at the direction of Panther, to obtain the consents, waivers or approvals described in Section 5.3(i) of the Garfield Disclosure Schedule.
ARTICLE VI.
CONDITIONS
      6.1.     Conditions to the Obligations of Each Party. The obligations of Garfield, Panther and Subcorp to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

(a) This Agreement shall have been approved by Garfield Shareholders in the manner required by Applicable Laws.

(b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any other approvals of any Governmental Authority shall have been obtained, except for such approvals (unrelated to Antitrust Laws) the failure of which to obtain would not, individually or in the aggregate, result in the imposition of any fine or penalty except in immaterial amounts.

(c) No provision of any Applicable Law and no judgment, injunction, order or decree of a Governmental Authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by Panther, Garfield or any of their respective subsidiaries of any material portion of the businesses or assets of Panther or Garfield.
      6.2.     Conditions to Obligations of Garfield. The obligations of Garfield to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Garfield:

(a) Each of the representations and warranties of each of Panther and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp.

(b) Each of Panther and Subcorp shall have performed, in all material respects, each obligation and agreement and shall have complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

(c) Each of Panther and Subcorp shall have furnished Garfield with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President of Panther and Subcorp, as applicable, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
      6.3.     Conditions to Obligations of Panther and Subcorp. The obligations of Panther and Subcorp to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Panther:

(a) Each of the representations and warranties of Garfield set forth in Article IV (other than the representations and warranties of Garfield set forth in the first three sentences of Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of Garfield set forth in the first three sentences of Section 4.4 shall be true and correct (subject to de minimis exceptions) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

(b) Garfield shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

(c) Garfield shall have furnished Panther with a certificate dated the Closing Date signed on behalf of it by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Since the date of this Agreement there shall not have been events or occurrences, individually or in the aggregate, that would have a Material Adverse Effect.

(e) Each of Gregory R. Binkley, Charles B. Lingen, John M. Casler, Mark S. Marney and R. Michael Marney shall, at the Closing, (i) be an employee in good standing of Garfield, (ii) not have given notice of termination of his employment with Garfield; and (iii) have entered into employment agreements with Garfield, in a form satisfactory to Panther.

(f) There shall not be pending any Action by any Governmental Authority that has a reasonable likelihood of success as determined by Panther after consultation with its legal advisors (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to prohibit or limit in any material respect the rights of ownership or operation by Panther, Garfield or any of their respective subsidiaries of, or to compel Panther, Garfield or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Panther, Garfield or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.
ARTICLE VII.
TERMINATION AND AMENDMENT
      7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Garfield Shareholders):

(a) by mutual written consent of Panther and Garfield;

(b) by either Panther or Garfield if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Panther or Garfield from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have complied with its obligations under Section 5.1(a);

(c) by either Panther or Garfield if the Merger shall not have been consummated before September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by Panther (i) if there shall have been a Garfield Change in Recommendation, (ii) if the Garfield Board of Directors shall not have affirmed the Garfield Board Recommendation within 10 days of any written request from Panther, or (iii) if Garfield or any of its directors, officers, employees, agents or representatives take any action prohibited by Section 5.3(d);

(e) by Panther or Garfield if, at the Garfield Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of Garfield Shareholders to approve this Agreement shall not have been obtained;

(f) by Panther if there has been a violation or breach by Garfield of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b) at the time of such breach or violation and such violation or breach has not been waived by Panther or cured by Garfield prior to the earlier of (i) 20 business days after the giving of written notice to Garfield of such breach and (ii) September 30, 2006;

(g) by Garfield if there has been a violation or breach by Panther or Subcorp of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b) at the time of such breach or violation and such violation or breach has not been waived by Garfield or cured by Panther prior to the earlier of (i) 20 business days after the giving of written notice to Panther of such breach and (ii) September 30, 2006;

(h) by Garfield if (i) the Garfield Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the disinterested directors of Garfield shall have concluded in good faith, after consultation with outside legal counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be reasonably likely to result in a breach of, or be inconsistent with, the Garfield Board of Director’s exercise of its fiduciary duty to Garfield’s shareholders under Applicable Laws, (iii) Garfield has notified Panther in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Panther of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Panther since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of Garfield has again made the determinations referred to in clause (ii) above, (v) Garfield is in compliance, in all material respects, with Section 5.3(d), (vi) Garfield has previously paid the fee due under Section 7.2, (vii) the Garfield Board of Directors concurrently approves, and Garfield concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (viii) Panther is not at such time entitled to terminate this Agreement pursuant to Section 7.1(f) (assuming for purposes of this clause (viii) that the date referred to in Section 7.1(f) is the date of termination of this Agreement by Garfield except where the applicable breach or failure to perform is not wilful and material and is capable of being cured prior to date of termination of this Agreement by Garfield).

      7.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of this Section 7.2 and Sections 8.7, 8.8 and 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or the directors, officers, or shareholders or shareholders of any party to this Agreement, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of any of its obligations under the Confidentiality Agreement or of liability for a material breach of any provision of this Agreement; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional and material breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective reasonable, out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholder meetings and consents (collectively, “Costs”). If this Agreement is terminated pursuant to Section 7.1(d) or 7.1(e), then Garfield will, within three business days following any such termination by Panther, or, in the case of any such termination by Garfield, concurrently with such termination, pay to Panther an amount in cash by wire transfer in immediately available funds to an account in the United States designated by Panther equal to Panther’s actual, reasonable and documented Costs, in reimbursement therefor. If this Agreement is terminated pursuant to:

(a) Section 7.1(e) and at any time prior to such termination an Alternative Proposal shall not have been made to Garfield, nor shall there have been any public disclosure of any Alternative Proposal, or

(b) Section 7.1(c) or 7.1(f) and at any time prior to such termination an Alternative Proposal shall have been made to Garfield, or any Alternative Proposal shall have been publicly disclosed, and on, or within twelve months after the date of any such termination Garfield enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a transaction the proposal of which would constitute an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”)(a “Qualifying Transaction”) or consummates a Qualifying Transaction, then Garfield will, upon the first to occur of (i) entering into such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement or (ii) upon consummation of such Qualifying Transaction, pay to Panther in cash by wire transfer in immediately available funds to an account designated by Panther a termination fee in an amount equal to $9,250,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000), or

(c) (i) Section 7.1(e), and at any time prior to such termination an Alternative Proposal shall have been made to Garfield, or any Alternative Proposal shall have been publicly disclosed or (ii) Section 7.1(d), then Garfield will, in the case of a termination by Panther, within three business days following any such termination or, in the case of a termination by Garfield, concurrently with such termination, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther a termination fee in an amount equal to $4,625,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000); and, furthermore, if on, or within 12 months after the date of any such termination Garfield enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Qualifying Transaction or consummates a Qualifying Transaction, then Garfield will, upon the first to occur of (i) entering into such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement or (ii) upon the consummation of such Qualifying Transaction, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther an additional termination fee in an amount equal to $4,625,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000), or

(d) Section 7.1(h) , then Garfield will, prior to such termination, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther a termination fee in an amount equal to $9,250,000 plus Panther’s actual, reasonable and documented Costs (providedthat payment of such Costs shall not exceed $2,750,000). It is understood that in no event shall Garfield be required to pay the amount of Costs referred to in this Section 7.2 on more than one occasion.

      7.3.     Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by Garfield Shareholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Garfield Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.
      7.4.     Extension; Waiver. At any time prior to the Effective Time, Panther (with respect to Garfield) and Garfield (with respect to Panther and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.
ARTICLE VIII.
MISCELLANEOUS
      8.1.     Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

      8.2.     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):
           (a) if to Panther or Subcorp:

VLP Corporation
463 Seventh Avenue
New York, New York 10018
Attention: Eric Faintreny, Esq.
Chairman and Chief Executive Officer
Telecopy No.: (212) 613-8565
           with a copy to

David A. Katz, Esq.
James Cole, Jr., Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy No.: (212) 403-2000
           (b) if to Garfield:

The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, Minnesota 55075
Attention: Gregory R. Binkley, Esq.
Chief Executive Officer
Telecopy No.: (651) 552-5349
           with a copy to

Steven R. Watts, Esq.
Chernesky, Heyman & Kress P.L.L.
Suite 1100
10 Courthouse Plaza SW
Dayton, Ohio 45402
Telecopy No.: (937) 463-2821
      8.3.     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A “Material Adverse Effect” with respect to Garfield shall be deemed to occur if there shall have been a material adverse effect on (a) the business, financial condition or results of operations of Garfield and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (i) changes in general economic conditions in the United States which conditions do not affect Garfield and its subsidiaries, taken as a whole, disproportionately; (ii) changes in GAAP; (iii) general changes affecting the industry in which Garfield and its subsidiaries operate that do not disproportionately affect Garfield and its subsidiaries, taken as a whole; or (iv) the execution and delivery of this Agreement, the public announcement of this Agreement or any transactions contemplated by this Agreement; (b) the ability of Garfield to perform its obligations under this Agreement; or (c) the ability of Garfield to consummate the Merger. A “subsidiary” means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this

Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership); or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries). A “person” means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, association, joint venture, trust or other entity or enterprise or any Governmental Authority. With respect to Garfield, “knowledge” shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Garfield Disclosure Schedule, after reasonable inquiry. The word “or” shall not be exclusive.
      8.4.     Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.
      8.5.     Entire Agreement. This Agreement (including the Garfield Disclosure Schedule and the documents and instruments relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof. With respect to the transactions contemplated by this Agreement and the subject matter of this Agreement, neither Panther and its affiliates nor Garfield and its affiliates makes any representations or warranties other than those set forth in this Agreement.
      8.6.     Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries; provided, however, that, notwithstanding the foregoing, each of the persons contemplated by Section 5.2 (c) shall be a third-party beneficiary of Section 5.2(c).
      8.7.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New York.
      8.8.     Consent to Jurisdiction; Venue.

(a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New York state or federal court sitting in the State of New York. Each of the parties to this Agreement agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.
      8.9.     Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to the fullest extent permitted by Applicable Laws to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required in the event of a breach or violation of, or a default under, this Agreement, provided that such party to this Agreement is not in material default hereunder.
      8.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.
      8.11.     Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.
      8.12.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, Panther, Subcorp and Garfield have signed this Agreement as of the date first written above.

VLP CORPORATION

By:	/s/ ERIC FAINTRENY

Name: Eric Faintreny

Title:	Chairman and CEO

PANTHER SUBCORP, INC.

By:	/s/ ERIC FAINTRENY

Name: Eric Faintreny

Title:	Chairman and CEO

THE SPORTSMAN’S GUIDE, INC.

By:	/s/ GREGORY BINKLEY

Name: Gregory Binkley

Title:	President/ CEO

Annex B
May 4, 2006
The Board of Directors of The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, MN 55075
Dear Members of the Board of Directors:
      We understand that VLP Corporation (“VLP”), a wholly-owned subsidiary of Redcats USA, Inc., Panther Subcorp, Inc., a wholly-owned subsidiary of VLP (“Subcorp”) and The Sportsman’s Guide, Inc. (the “Company”), propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, Subcorp will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $31.00 in cash (the “Consideration”).
      You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair to such holders from a financial point of view.
      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, the quarterly report on Form 10-Q for the quarter ended March 31, 2005, and Company-prepared interim financial statements for the period ended March 31, 2006 which the Company’s management has identified as being the most current financial statements available;

2. met with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

3. visited the Company’s corporate headquarters and warehouse facility located in South St. Paul, Minnesota;

4. reviewed the following agreements and documents:

a. Agreement and Plan of Merger by and among Panther Corporation [VLP Corporation], Panther Subcorp, Inc., a wholly-owned direct subsidiary of Panther [VLP Corporation] and Garfield, Inc. [The Sportsman’s Guide, Inc.], draft dated May 3, 2006 (the “Merger Agreement”);

b. Company Disclosure Schedule to Agreement and Plan of Merger by and among VLP Corporation, Panther Subcorp, Inc., a wholly-owned direct subsidiary of Panther [VLP Corporation] and The Sportsman’s Guide, Inc., draft dated May 3, 2006;

c. Indication of Interest presented by Redcats USA, Inc. to the Company, dated February 27, 2006;

d. Indication of Interest presented by Redcats USA, Inc. to the Company, dated March 8, 2006;

e. The Sportsman’s Guide, Inc. 2006 Restricted Stock Plan, adoption date as of March 17, 2006;

f. Minutes of The Sportsman’s Guide, Inc. Meeting of Board of Directors, dated February 22, 2006, March 2, 2006, March 9, 2006, and March 17, 2006;

g. Rights Agreement between The Sportsman’s Guide, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent, dated May 11, 1999;

h. The Sportsman’s Guide, Inc. 1991 Incentive Stock Option Plan, adoption date as of May 9, 1991;

i. The Sportsman’s Guide, Inc. 1996 Stock Option Plan, adoption date as of October 21, 1996;

j. The Sportsman’s Guide, Inc. 1999 Stock Option Plan, adoption date as of May 10, 1999;

k. Stock Option Agreement effective December 17, 2003 between The Sportsman’s Guide, Inc., a Minnesota company and Gregory R. Binkley;

l. The Sportsman’s Guide, Inc. 2004 Stock Incentive Plan, effective date as of March 10, 2004;

5. reviewed financial forecasts and projections prepared by the management of the Company with respect to the Company for the fiscal years ended December 31, 2006 through 2008;

6. reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past year and those of certain publicly traded companies which we deemed relevant;

7. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

8. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company have advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).
      We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the documents identified in items 4(a) and 4(b) above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.
      Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.
      We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.
      This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent, except that this Opinion may be included in its entirety in any document filed by the Company with the Securities and Exchange Commission in connection with the Transaction.
      We are acting as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee from the Company for our services, no portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.
      In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other party that may be involved in the Transaction.
      We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) whether any security holder should vote in favor of the Transaction or (ix) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws related to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair to such holders from a financial point of view.
      HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex C
Minnesota Statutes 2005, 302A.471
302A.471 Rights of dissenting shareholders.
      Subdivision 1.     Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
      Subd. 2.     Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

      Subd. 3.     Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.
      Subd. 4.     Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
      HIST: 1981 c 270 s 80; 1987 c 203 s 2,3; 1988 c 692 s 10; 1991 c 49 s 16; 1992 c 517 art 1 s 15; 1993 c 17 s 40; 1994 c 417 s 5; 1997 c 10 art 1 s 24; 1999 c 85 art 1 s 11; 2000 c 264 s 6,7; 2002 c 311 art 1 s 20; 2004 c 199 art 14 s 16,17
Minnesota Statutes 2005, 302A.473
302A.473 Procedures for asserting dissenters’ rights.
      Subdivision 1.     Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.
      Subd. 2.     Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.
      Subd. 3.     Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.
      Subd. 4.     Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
      Subd. 5.     Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

      Subd. 6.     Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
      Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
      Subd. 8.     Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.
      HIST: 1981 c 270 s 81; 1987 c 104 s 30-33; 1993 c 17 s 41,42; 1997 c 10 art 1 s 25; 2004 c 199 art 14 s 18,19

PROXY
THE SPORTSMAN’S GUIDE, INC.
SPECIAL MEETING OF SHAREHOLDERS
[                  ], 2006
     The undersigned hereby appoints Gregory R. Binkley and Charles B. Lingen and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of The Sportsman’s Guide, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on [                ], [                ], 2006 at [                ] [                ].m. and at any adjournment or postponement thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [                ], 2006, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.
This proxy is being solicited by the Board of Directors of The Sportsman’s Guide, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.
     The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	Approval of the Agreement and Plan of Merger dated as of May 4, 2006 among VLP Corporation, Panther Subcorp, Inc. and The Sportsman’s Guide, Inc., as it may be amended from time to time (the “Merger Agreement”).
☐ FOR                ☐ AGAINST                ☐  ABSTAIN

2	Approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.
☐ FOR                ☐ AGAINST                ☐  ABSTAIN

3.	In their discretion to vote upon such other business as may properly come before the meeting.
(Continued on reverse side)

(continued from other side)
     IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT, AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE.
     Please sign and date this Proxy below and return in the enclosed envelope.

Dated:	, 2006

(Signature)

(Signature)

Please date and sign your name as it appears hereon. When signing as an attorney, executor, administrator, guardian or in some other representative capacity, please give full title. All joint owners must sign.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS